Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Evergreen Energy Inc.
Denver, Colorado

We have audited the accompanying consolidated balance sheets of Evergreen Energy Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Evergreen Energy Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We have not audited any financial statements of the Company for any period subsequent to December 31, 2008.  However, as discussed in Note19 to the consolidated financial statements, anticipated cash flows from the operations of the Company’s subsidiary, Buckeye Industrial Mining Company have been less than previously anticipated due to lower than expected realized coal prices and reduced coal consumption. This, in addition to the Company’s inability to obtain sufficient additional financing or to enter into a definitive agreement to sell Buckeye raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are also described in Note 19.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 26, 2009 (not presented herein) expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Denver, Colorado
March 26, 2009
(October 28, 2009 as to Note 19)

EVERGREEN ENERGY INC.

Consolidated Balance Sheets

	December 31,
	2008	2007
	(in thousands)
Assets
Current:
Cash and cash equivalents	$7,667	$26,958
Accounts receivable, net	6,640	6,446
Marketable securities	—	24,500
Inventory	958	1,443
Prepaid and other assets	833	1,940
Total current assets	16,098	61,287
Property, plant and equipment, net of accumulated depreciation	29,965	25,882
Construction in progress	17,702	11,965
Mineral rights and mine development, net of accumulated depletion	18,032	19,363
Restricted cash and marketable securities	13,444	28,418
Debt issue costs, net of amortization	1,330	5,587
Other assets	4,870	4,694
Assets held for sale	—	18,615
	$101,441	$175,811
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,583	$6,818
Accrued liabilities	6,920	8,697
Other current liabilities	332	192
Total current liabilities	13,835	15,707
Long-term debt	28,573	97,971
Deferred revenue	6,732	6,732
Asset retirement obligations	6,505	6,171
Other liabilities, less current portion	1,946	2,531
Total liabilities	57,591	129,112
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, shares authorized 20,000; none outstanding	—	—
Common stock, $.001 par value, shares authorized 280,000; 124,086 and 84,327shares issued and outstanding, respectively	124	84
Additional paid-in capital	517,029	454,688
Accumulated deficit	(473,303)	(408,073)
Total stockholders’ equity	43,850	46,699
	$101,441	$175,811

See accompanying notes to the consolidated financial statements.

EVERGREEN ENERGY INC.

Consolidated Statements of Operations

	Years Ended December 31,
	2008	2007	2006
	(in thousands, except per share amounts)
Operating revenues:
Mining	$58,434	$47,362	$35,937
K-Fuel refined coal and blended K-Fuel refined coal	463	1,081	420
Licensing and other	4	214	353
Total operating revenue	58,901	48,657	36,710
Operating expenses:
Coal mining operating costs	47,799	43,093	32,311
General and administrative	31,965	43,031	28,842
Plant costs	17,630	34,730	26,332
Depreciation, depletion and amortization	9,000	8,383	5,526
Research and development	79	876	1,438
Cost of licensing and other revenue	—	77	134
Asset impairment	18,615	122,688	335
Total operating expenses	125,088	252,878	94,918
Operating loss	(66,187)	(204,221)	(58,208)
Other income (expense):
Gain on equity exchange transactions	6,138	—	—
Interest income	1,251	4,348	5,607
Interest expense	(6,132)	(3,433)	(6)
Other (expense) income, net	(300)	(1,370)	1,080
Total other income (expense)	957	(455)	6,681
Net loss	$(65,230)	$(204,676)	$(51,527)
Basic and diluted net loss per share	$(0.72)	$(2.49)	$(0.66)
Weighted-average common shares outstanding	90,676	82,232	77,783

See accompanying notes to the consolidated financial statements.

EVERGREEN ENERGY INC.

Consolidated Statements of Stockholders’ Equity

For the Years ended December 31, 2008, 2007 and 2006

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amounts	Capital	Deficit	Total
	(in thousands)
Balance, January 1, 2006	68,143	$68	$245,443	$(151,870)	$93,641
Common stock issued on exercise of options and warrants	4,258	4	24,615	—	24,619
Common stock issued in public offering, net of offering costs	8,050	8	144,551	—	144,559
Restricted stock issued to escrow agent (related to certain executives)	2,000	2	—	—	2
Common stock issued related to acquisition	119	—	2,194	—	2,194
Warrant extension	—	—	1,692	—	1,692
Share-based compensation expense related to employees and consultants	120	1	9,803	—	9,804
Net loss	—	—	—	(51,527)	(51,527)
Balance, December 31, 2006	82,690	83	428,298	(203,397)	224,984
Common stock issued on exercise of options and warrants	1,490	1	4,852	—	4,853
Share-based compensation expense related to employees and consultants	147	—	19,624	—	19,624
Payment of income tax liability in exchange for common stock and retirement of such shares	—	—	(1,641)	—	(1,641)
Sale of stock in subsidiary, net offering costs	—	—	3,555	—	3,555
Net loss	—	—	—	(204,676)	(204,676)
Balance, December 31, 2007	84,327	84	454,688	(408,073)	46,699
Common stock issued on exercise of options, warrants and other	70	—	55	—	55
Share-based compensation expense related to employees and others	328	1	6,443	—	6,444
Debt for equity exchange transactions	39,361	39	55, 843	—	55,882
Net Loss	—	—	—	(65,230)	(65,230)
Balance, December 31, 2008	124,086	$124	$517,029	$(473,303)	$43,850

See accompanying notes to the consolidated financial statements.

EVERGREEN ENERGY INC.

Consolidated Statements of Cash Flows

	Years ended December 31,
	2008	2007	2006
		(in thousands)	(As restated Note 18)
Operating activities:
Net loss	$(65,230)	$(204,676)	$(51,527)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense to employees and others	6,339	19,624	11,498
Depreciation, depletion and amortization	9,000	8,383	5,526
Gain on debt for equity exchange transactions	(6,138)	—	—
Derivative fair value adjustment	934	1,730	—
Amortization of initial fair value of derivative	(453)	(229)	—
Asset impairment	18,615	122,688	335
Asset retirement obligation accretion	305	287	229
Settlement of asset retirement obligation	(147)	—	—
Amortization of debt issuance costs	777	397	—
Gain on sale of fixed assets	—	(268)	—
Other than temporary impairment of marketable security	200	—	—
Other	640	2	(64)
Changes in operating assets and liabilities:
Accounts receivable	(170)	(459)	(1,402)
Inventory	485	(183)	941
Prepaid and other assets	1,264	119	(808)
Deferred revenue and other liabilities	367	(324)	278
Accounts payable and accrued liabilities	(3,051)	1,328	4,559
Cash used in operating activities	(36,263)	(51,581)	(30,435)
Investing activities:
Purchases of construction in progress	(14,905)	(49,363)	(41,455)
Purchases of property, plant and equipment	(1,882)	(4,096)	(5,172)
Proceeds from the sale of assets	13	934	—
Cash paid for acquisition, net of cash received	—	—	(36,913)
Purchases of marketable securities	(5,000)	(74,613)	(113,309)
Proceeds from marketable securities	27,500	101,672	85,624
Purchases of mineral rights and mine development	—	—	(1,026)
Restricted cash and marketable securities, net	14,974	(24,728)	1,287
Other	(76)	(42)	98
Cash provided by (used in) investing activities	20,624	(50,236)	(110,866)
Financing Activities:
Proceeds from issuance of convertible debt	—	95,000	—
Payments on debt for equity exchange transactions	(3,500)	—	—
Proceeds from sale or exercise of options and warrants	55	4,853	24,619
Proceeds from issuance of common stock, net of offering costs	—	—	144,559
Proceeds from sale of stock in subsidiary, net of offering costs	—	3,715	—
Payments of debt issuance costs	(200)	(5,785)	—
Payment of payroll taxes in exchange for common stock	—	(1,641)	—
Other	(7)	(85)	(78)
Cash (used in) provided by financing activities	(3,652)	96,057	169,100
Increase (decrease) in cash and cash equivalents	(19,291)	(5,760)	27,799
Cash and cash equivalents, beginning of year	26,958	32,718	4,919
Cash and cash equivalents, end of year	$7,667	$26,958	$32,718

See accompanying notes to the consolidated financial statements.

EVERGREEN ENERGY INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2008, 2007 and 2006

In this Annual Report on Form 10-K, we use the terms “Evergreen Energy,” “we,” “our,” and “us” to refer to Evergreen Energy Inc. and its subsidiaries. All references to K-Fuel, K-Fuel®, K-Fuel process, K-Fuel refined coal, K-Fuel refineries, K-Direct®, K-Fuel Plants, K-Fuel facilities, K-Direct facilities, K-Direct plants, GreenCertTM, C-LockTM, and C-Lock refer to our patented processes and technologies explained in detail throughout this Annual Report on Form 10-K. All references to years, unless otherwise noted, refer to our fiscal year, which ends on December 31st.

(1) Business and Summary of Significant Accounting Policies

Overview

We were founded in 1984 as a cleaner coal technology, energy production and environmental solutions company focused on developing our proprietary technologies. Our goal now is to leverage an integrated technology strategy, including a coal-based technology platform and proven production process, to deliver a cleaner, more efficient and affordable solid fuel available to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. In addition, we are leveraging a science-based carbon information management solution built on a platform of IBM products and solutions to measure greenhouse gases and certify carbon emission reduction credits. The progress achieved with our C-Lock technology and the engineering enhancements to the K-Fuel process achieved during the last two years have sharpened our focus on positioning us as an energy technology company.

In November 2008, we requested Houlihan Lokey, an international investment bank, to provide independent advice to our management and board of directors as we continue to explore the strategic positioning of the company. We expect to consider and evaluate several alternatives during the engagement, including, but not limited to, the potential sale or joint venture of our Buckeye Industrial Mining subsidiary, which is not strategic to the further development of our K-Fuel and C-Lock businesses.

We have a history of losses, deficits, and negative operating cash flows and may continue to incur losses in the future. As of December 31, 2008, our accumulated deficit was $473.3 million. In addition, our net losses and cash flow used in operations for each of the years ending December 31, 2008, 2007 and 2006 are summarized as follows:

	December 31,
	2008	2007	2006
	(in thousands)
Net loss	(65,230)	(204,676)	(51,527)
Cash used in operating activities	$(36,263)	$(51,581)	$(30,435)

Net losses for the years ended December 31, 2008, 2007 and 2006 included non-cash impairment charges of $18.6 million, $122.7 million and $335,000. During 2008, we reduced our cash flow used in operations by $15.3 million, respectively, when compared to 2007. We accomplished these savings principally by suspending operations at our Fort Union plant, reducing professional fees and other general and administrative costs.

These cost reductions were offset by the expansion of our C-Lock operations, including the addition of personnel and other administrative costs associated with developing a business. In addition, we invested $16.8 million in capital expenditures, primarily related to Buckeye, C-Lock’s software development and completion of the K-Fuel enhanced tower design and other K-Fuel process development. The capital expenditures related to Buckeye were related to capitalizable maintenance and acquisition of certain equipment, which has positioned it to expand its production in 2009 and thereafter.

As previously mentioned, we are evaluating several strategic alternatives including, but not limited to, the potential sale or joint venture of Buckeye. If this evaluation indicates that sale or joint venture of Buckeye is not appropriate at this time, we will retain and continue to operate it. Alternatively, sale or joint venture of Buckeye could provide Evergreen with immediate access to significant capital that could be reinvested in the growth of our C-Lock and K-Fuel energy technologies. While we believe that both of our technologies are proven and viable, further commercial deployment will depend, in part, on government actions and customer acceptance in the United States and abroad. In order to ensure that we had sufficient operating capital, we entered into the financing arrangement described below to provide financial flexibility as we complete this evaluation.

On March 20, 2009, we executed a senior secured convertible note agreement which provides for the issuance of $15 million in aggregate principal amount of 10% Senior Secured Promissory Notes (the “Notes”) in three $5 million tranches. The first $5 million tranche was funded on March 20, 2009. The second $5 million tranche, which must be drawn, will be funded upon our request no later than April 3, 2009 and upon satisfaction that all conditions precedent to closing have been met. The third tranche is available to be drawn at any time prior to the maturity of the Notes upon our request and upon satisfaction that all conditions precedent to closing have been met. The Notes bear interest at a rate of 10% per annum beginning on the funding date of each tranche through December 20, 2009, which is required to be prepaid at the time the Note is issued and is non-refundable. The Notes are secured by all of Buckeye’s assets and Evergreen Operation LLC’s equity interest in Buckeye. The Notes will mature at the earlier of December 20, 2009 or the sale of Buckeye and may be prepaid in whole or in part. Upon repayment, we will pay the face amount of the Notes outstanding at the rate of: 105% if repaid by June 20, 2009; 110% if repaid after June 20, 2009 but before September 20, 2009 and 115% thereafter. The holder of the Notes may, at its option and at any time prior to the maturity date, convert such Notes, in whole or in part, into our common stock at a conversion price of $3.65 per share. In addition to other covenants, the note purchase agreement places limits on the ability of Buckeye to incur additional indebtedness or incur other liens upon its property. Please see a detailed description of the Notes in Note 9—Debt.

In July 2007, we completed a convertible debt offering that provided us with approximately $72 million, net of amounts held in escrow and offering costs. During the year ended December 31, 2008, we entered into multiple individually negotiated agreements with certain existing noteholders to exchange $67.1 million in aggregate principal amount of the 8.00% convertible secured notes due 2012, for an aggregate of 48.6 million shares of our common stock. These exchange transactions will dramatically reduced the interest we owe related to these notes in 2009. See further discussion in Note 9- Debt.

We believe because of the actions we have taken; as described above, that our current cash level along with the anticipated cash flows from our Buckeye operations, the proceeds of the senior secured convertible note agreement described above and the ability to adjust capital and certain operational spending, is sufficient to support our corporate and other operations for the foreseeable future. If Buckeye experiences unexpected declines in production for any reason, including but not limited to, heavy rains or flooding, slow-downs or suspension of operations for geologic or any other unanticipated reason, it could adversely impact our cash flow from operations. Further, continued market disruptions associated with the global credit crisis could cause broader economic downturns, which may lead to lower demand for our technology or products, increased incidence of customers’ inability to pay their accounts, or insolvency of our customers, any of which could adversely affect our results of operations, liquidity, cash flows, and financial condition. We continue to evaluate our cash position and cash utilization and may make additional adjustments to capital or certain operating expenditures.

Evergreen Energy Asia Pacific Corp.

In April 2007, we formed Evergreen Energy Asia Pacific Corp. as a separate international operation to develop markets in the Asia Pacific region. Shortly after forming Evergreen Energy Asia Pacific, the Sumitomo Corporation of Japan acquired a 4% interest in Evergreen Energy Asia Pacific. On January 29, 2009, we along with our strategic partner Sumitomo Corporation and a major Indonesian mining group have agreed to advance our joint K-Fuel coal refinery project on Kalimantan Island, Indonesia to the next round of detailed analysis necessary before making a decision to develop a comprehensive plant design. The proposed K-Fuel refinery would upgrade Kalimantan Island sub-bituminous coal before shipment to Asian markets. We along with Sumitomo Corporation and a major Indonesian mining group have spent the past year examining engineering specifications, economic factors, market conditions and coal testing results related to the project. The year long effort provided critical information to the partners and identified additional key areas in need of more detailed investigation before reaching a decision to develop a detailed plant design.

C-Lock Technology, Inc.

Our C-Lock Technology, Inc. subsidiary is continuing the development and deployment of its patented C-Lock process, branded as GreenCert, which is a science-based approach for accurate and precise carbon information management and includes massive data collection, correlation and mathematical models to measure and quantify carbon emission reduction credits and greenhouse gas emissions. The technology uses a web-based solution to measure, document and audit greenhouse gases, for environmental performance, including carbon avoidances and offsets. Effective February 2007, we entered into an exclusive patent sub-license agreement with the developer of a proprietary technology for the measurement of carbon emissions. The agreement, as amended, provides us with an exclusive worldwide sub-license to a technology to standardize the measurement of carbon emissions in all business sectors.

On March 4, 2009, IBM, Enterprise Information Management, C-Lock Technology and Foxconn/Hon Hai Technology Group announced a global agreement to jointly deliver and deploy GreenCert. As part of the agreement, Foxconn and IBM will work together to bring GreenCert to Taiwan, where it will serve as a new business model and eventual distribution source for Asia to promote energy savings, carbon reductions and other green energy opportunities. This agreement marked the first time that GreenCert would be made available in the Asia Pacific Region.

Buckeye

On April 3, 2006, we completed the acquisition of Buckeye Industrial Mining Company for a total purchase price of $39.1 million, including cash paid, stock issued, liabilities assumed and costs incurred in the acquisition. Buckeye’s primary business is to mine, process, blend, and sell high quality coal to electric utilities and to industrial and institutional end users. Buckeye also operates one of the largest ash disposal facilities in the state of Ohio, disposing of up to one million tons of dry and conditioned ash per year. Buckeye provides industry expertise and access to the coal-based utility and industrial markets in the Midwest of the United States.

Basis of Presentation.  The consolidated financial statements include our accounts and the accounts of our wholly and majority-owned subsidiaries. We consolidate all of our majority-owned subsidiaries and reflect as minority interest (included with other liabilities) the portion of these entities that we do not own. All intercompany transactions and balances have been eliminated.

Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We believe that the significant estimates, assumptions and judgments when accounting for items and matters such as asset retirement obligations, mineral reserves, capitalized premining costs, capitalized plant costs, depletion, depreciation, amortization, asset valuations, asset life, technology, deferred revenue, acquisitions, stock option and restricted stock grants and warrants, allowance for bad debts for receivables, taxes, recoverability of assets, impairments, customer retention, fair value of derivatives and other provisions are reasonable, based upon information available at the time they are made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Fair value of financial instruments.  The carrying amount of cash and cash equivalents, accounts receivable, marketable securities, other current assets, accounts payable, accrued liabilities and other current liabilities in the consolidated financial statements approximate fair value because of the short-term nature of the instruments. As of December 31, 2008 the carrying amount of our long-term debt was $27.9 million. We pay interest semi-annually at a rate of 8.00% per annum. The notes mature on August 1, 2012. We are unable to estimate the fair value of our debt without incurring excessive costs because a quoted market price is not available, we have not developed the valuation model necessary to make the estimate, and the cost of obtaining an independent valuation would be excessive.

Cash and cash equivalents.  Cash and cash equivalents are highly liquid investments that consist primarily of short-term money market instruments and overnight deposits with insignificant interest rate risk and original maturities of three months or less at the time of purchase. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our investments are in low-risk instruments and we limit our credit exposure in any one institution or type of investment instrument based upon criteria including creditworthiness.

Marketable Securities.  As of December 31, 2008 and 2007, our balance sheet reflects $1.8 million and $24.5 million of marketable securities, which are auction rate securities. These auction rate securities consist of student-loan backed securities. Auction rate securities are usually issued with stated intermediate to long-term maturities or in perpetuity; however, auction rate securities interest rates are periodically re-set through auctions, typically every 7, 28 or 35 days. During the year ended December 31, 2008, we reduced the carrying amount of our student loan-backed auction rate security by $200,000, which is reflected in general and administrative expense. In addition, during the year ended December 31, 2008, after analysis of the market conditions and the maturity date of the underlying securities, we reclassified these securities to long-term other assets. Due to the uncertainty in the credit markets, it is reasonably possible the fair value of these investments may change in the near term. If the credit markets recover and successful auctions resume, we may be able to recover an amount greater than the carrying value of the ARS as of December 31, 2008, which would result in a gain. However, if the issuers are unable to successfully close future auctions and their credit ratings deteriorate, we may be required to further adjust the carrying value of its investment in ARS through impairment charges. On February 17, 2009, we entered a Reverse Repurchase Transaction for our $1.8 million auction rate security, with one of our banking institutions. Through a reverse repurchase transaction, we are able to borrow up 90% of the par value of the auction rate security with interest rate comparable to the interest earned on the auction rate security. In addition, we are required to place a sell order each time the auction rate security is up for auction. If or when the auction rate security is liquidated these funds will be used to repurchase the portion and close the transaction.

Receivables and allowance for doubtful accounts.  Accounts receivable and note receivable, which is reflected in prepaids and other assets, are recorded at their estimated net realizable value. The allowance for doubtful accounts is determined through an analysis of the past-due status of accounts receivable and assessments of risk regarding collectability. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. As of December 31, 2008 and 2007, we have an allowance for doubtful accounts of $1.4 million and $1.3 million, respectively, primarily relating to a note receivable.

Inventory.  Inventory, which includes washed or prepared coal, raw coal and inventory in transit as well as consumable parts, materials and supplies, are stated at the lower of cost or market. Our practice is to value coal and purchased coal based on the average cost method by the applicable type of coal. Inventory principally consisted of $804,000 and $1.1 million of washed or prepared coal, raw coal and inventory in transit and $154,000 and $317,000 of spare parts and supplies as of December 31, 2008 and 2007, respectively.

Property, plant and equipment.  Property, plant and equipment consists of our wash facility, buildings, furniture and fixtures, computers, third party software implementation and development costs, vehicles, leasehold improvements, coal handling system, land and our Fort Union plant. Expenditures that extend the useful lives of the assets or increase production capacity are capitalized. Repairs and maintenance that do not extend the useful lives of the assets are expensed as incurred. We begin depreciation on property, plant and equipment assets once the assets are placed into service. Depreciation expense is computed using the straight-line method over the estimated useful lives of the property and equipment or the units-of-production method using total processed tonnage for our Fort Union plant.

Construction in progress.  All costs that are directly related to the engineering, design, purchase or fabrication of plant equipment and are expected to be used in a commercial K-Fuel plant project are capitalized. All costs that are directly related to, or allocable to, developing a specific K-Fuel plant site are capitalized and separately identified as belonging to that site. Costs incurred to develop coal mines or to expand the capacity of operating mines are capitalized. Interest is capitalized during the construction phase for internal-use capital projects. Repair and maintenance costs incurred that extend the useful life of mining machinery and equipment are capitalized. Costs incurred to maintain current production capacity at a mine and exploration expenditures are charged to operating costs as incurred. Employee-related costs directly related to construction are also capitalized during the construction phase.

Mineral rights and mine development.  A significant portion of our coal reserves are controlled through leasing arrangements. Costs to obtain coal lands and leased mineral rights, including capitalized premining costs, are depleted using the units-of-production method based on tons produced utilizing only proven and probable reserves in the depletion base and are assumed to have no residual value. Premining costs include drilling, permitting, county and state filing fees and the initial overburden removal. Also, included in mineral rights are the costs to establish the related asset retirement obligations. The leases have primary terms ranging from 3 to 10 years and substantially all of the leases contain provisions that allow for automatic extension once mining commences and for as long as some mining activity continues.

Restricted cash and marketable securities.  As of December 31, 2008, we had $13.4 million of restricted cash and, as of December 31, 2007, we had restricted cash totaling $23.4 million with marketable securities totaling $5.0 million. Cash and marketable securities are set aside as collateral pledged toward our asset retirement obligations and to secure certain other obligations. In addition, included in restricted cash as of December 31, 2007, were amounts held in escrow related to our long-term debt. During the year ended December 31, 2008, we entered into debt-for-equity exchange transactions and as a result, the amounts held in escrow related to the $95 million long-term debt in the amount of $18.0 million, were released. During the year ended December 31, 2008, all of the $5.0 million of restricted marketable securities were converted to restricted cash. Until the asset retirement obligations are relieved, or our other obligations are fulfilled, the cash will remain restricted.

Patents.  All costs incurred to the point when a patent application is to be filed are expensed as incurred as research and development and are included in other assets. Patent application costs, generally legal costs, thereafter incurred are capitalized. The costs of defending and maintaining patents are expensed as incurred. Patents are amortized over the expected useful lives of the patents, which is generally 17 to 20 years for domestic patents and 5 to 20 years for foreign patents. Patent amortization expense, including amortization of existing patents, was $142,000, $129,000, and $178,000 in 2008, 2007, and 2006, respectively. We estimate amortization expense of approximately $140,000 for each of the years ending December 31, 2009, 2010 and 2011.

Health care costs.  We are self-insured, subject to a stop-loss policy, for individuals and all participants as a group, for our employee’s health care costs. The liability for outstanding medical costs has been estimated based on historical claims and is included in accrued liabilities in our consolidated balance sheets.

Asset retirement obligations.  We value all asset retirement costs, for which we have a legal obligation, and record all such costs as liabilities with an equivalent amount added to the asset cost and depreciated over an appropriate period or depleted using actual tons mined or actual tons produced. The liability is accreted over time by applying an interest method of allocation to increase the liability. We have identified legal retirement obligations related to our project site near Gillette, Wyoming and our coal mines in Ohio.

Exploration costs.  Mineral exploration costs are expensed as incurred. When it has been determined that it is economically feasible to extract coal and the permitting process has been initiated, the costs incurred to further delineate and develop the mine are considered premining costs and are included in construction in progress in our consolidated balance sheets. Once the overburden has been removed and production has commenced these capitalized costs are transferred to mineral rights on our consolidated balance sheets.

Long-lived assets.  We evaluate long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable. If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the discounted cash flows or fair values of the asset, whichever is more readily determinable. In addition, we periodically capitalize certain costs related to investigating potential sites for future facilities. We evaluate the status of these potential sites and if any site has been abandoned or we anticipate that it will be abandoned, we write-off all associated costs.

Revenue.  We recognize revenue when there is persuasive evidence of an arrangement, generally when an agreement has been signed, all significant obligations have been satisfied, the fee is fixed or determinable, and collection is reasonably assured. Any up-front fees received are deferred and recognized over the provision of specific deliverables as defined in the agreements. As our history related to customer relationships is limited, we may be required to change the estimated period over which we recognize our revenue as more information becomes available. Arrangements that include multiple deliverables are evaluated to determine whether the elements are separable based on objective evidence. If the elements are deemed separable, total consideration is allocated to each element and the revenue associated with each element is recognized as earned. If the elements are not deemed separable, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period.

We recognize revenue from coal sales at the time risk of loss passes to the customer, either at our shipping point or upon delivery, depending on contractual terms. When sales include delivery to the customer, transportation costs are billed by us to our customers. We had $8.5 million and $8.7 million of transportation costs included in costs of sales and revenues for the years ended December 31, 2008 and 2007, respectively. Ash disposal revenue is recognized when coal combustion bi-products are received at our ash disposal facility.

Brokered coal.  We act as an agent in certain transactions involving the brokering of coal produced by others. As we generally do not take title to the coal or bear the risk of loss, we have recognized the net amount of profit related to the transactions in our consolidated statements of operations in mining revenue.

Research and development.  Costs incurred to advance, test, or otherwise modify our proprietary technology or develop new technologies are considered research and development costs until such time as the modification or new technology is ready for protection through patent and are expensed when incurred. These costs are primarily comprised of costs associated with the operation of our laboratories, pilot plants and operations of certain of our subsidiaries, including salaries and wages, supplies, repair and maintenance, general office expenses and professional fees. Once patents are applied for, certain of these costs are capitalized as a cost of obtaining the patents.

Accounting for Derivative Financial Instruments.  Derivatives may be embedded in financial instruments (the “host instrument”). Embedded derivatives are treated as separate derivatives when the economic characteristics and risks are not clearly and closely related to those of the host instrument, the terms of the embedded derivative are similar to those of a stand-alone derivative and the combined contract is not held for trading or designated at fair value. These embedded derivatives are measured at fair value and any subsequent changes are recognized in the statement of operations. We are required to make significant estimates and assumptions when fair valuing these derivatives. See Note 9—Debt for further details.

Income taxes.  We follow the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for future tax consequences. A deferred tax asset or liability is computed for both the expected future impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized, based upon an assessment of both negative and positive evidence, in future tax returns. We have provided a full valuation reserve related to our substantial deferred tax assets. In the future, if sufficient evidence of our ability to generate future taxable income becomes apparent, we may reduce this valuation allowance, resulting in income tax benefits in our consolidated statement of operations. Tax rate changes are reflected in the period such changes are enacted.

Advertising costs.  We recognize advertising expense when incurred.

Accounting for stock grants, options and warrants.  We measure and recognize compensation expense for all stock grants, options and warrants granted to employees, members of our board of directors and consultants, based on estimated fair values. We estimate the fair value of share-based payment awards on the grant date. We use the Black-Scholes option pricing model to calculate the fair value of stock options. Restricted stock is valued based upon the closing price of our common stock on the date of grant. The fair value is recognized as expense and additional paid-in capital over the requisite service period, which is usually the vesting period, if applicable, in our consolidated financial statements. We are required to make estimates of the fair value of the related instruments and the period benefited.

Net loss per common share.  Basic net loss per common share is based on the weighted-average number of common shares actually outstanding during each respective period and reduced by shares that are subject to a contingency. During the fourth quarter of 2005, we granted 2 million shares of restricted stock to three of our executive officers, which immediately vest upon the attainment of certain performance or market criteria, but no later than the seventh anniversary of the date of the agreement. Such unvested shares were transferred to an escrow agent during the first quarter of 2006. As a result, such shares are reflected as outstanding in the consolidated financial statements. However, all shares for which the vesting criteria have not yet been attained are excluded from the net loss per share calculations due to the contingent status of the shares. On April 19, 2007, we ceased our relationship with one of the executive officers who held contingent shares. Pursuant to the terms of his employment agreement, he was entitled to acceleration of vesting with respect to 899,000 of the 1 million shares of unvested common stock he was awarded in connection with his employment agreement. These accelerated vested shares are reflected as outstanding and are included in the net loss per share calculation as of December 31, 2008 and 2007, but were excluded from the net loss per share calculation in 2006.

The calculation of diluted net earnings per common share adds the weighted- average number of potential common shares outstanding to the weighted-average common shares outstanding, as calculated for basic loss per share, except for instances in which there is a net loss. Our total incremental potential common shares outstanding as of December 31, 2008, 2007 and 2006 were $26.4 million, 30.1 million, and 16.1 million, respectively, and are comprised of outstanding stock options, restricted stock grants, warrants to purchase our common stock and potential conversion of our convertible debt into common stock. All potential common shares outstanding have been excluded from diluted net loss per common share because the impact of such inclusion on a net loss would be anti-dilutive.

Recently adopted accounting pronouncements.  In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. FSP No. FAS 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This FSP is effective immediately and includes those periods for which financial statements have not been issued. The adoption FAS 157-3 did not have a material impact on our financial statements.

On February 15, 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which gives companies the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We elected not to adopt the fair value option and as a result it did not have an impact on our financial statements.

In September 2006, the FASB issued statement No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. We have adopted the provisions of SFAS 157 as of January 1, 2008, for financial instruments. Although the adoption of SFAS 157 did not materially impact our financial condition, results of operations, or cash flow, we are now required to provide additional disclosures as part of our financial statements.

Recently issued accounting pronouncements.  In November 2008, the FASB ratified EITF No. 08-8, “Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That Is Based on the Stock of an Entity’s Consolidated Subsidiary,” (EITF 08-8). EITF 08-8 clarifies whether a financial instrument for which the payoff to the counterparty is based, in whole or in part, on the stock of an entity’s consolidated subsidiary is indexed to the reporting entity’s own stock and therefore should not be precluded from qualifying for the first part of the scope exception in paragraph 11 (a) of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” or from being within the scope of EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and, Potentially Settled in, a Company’s Own Stock.” EITF 08-8 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. We do not expect the adoption of this pronouncement to have a material impact on our financial statements.

In June 2008, the FASB ratified the consensus reached by the EITF on Issue 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5” (Issue 08-4). Because of Issue 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity , conforming changes were made to Issue 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” Issue 08-4 provides transition guidance for those conforming changes and is effective for financial statements issued after January 1, 2009. The adoption of this pronouncement is not expected to have a material impact on our financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles. SFAS No. 162 becomes effective 60 days following the Securities Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not expect that the adoption of SFAS No. 162 will have a material impact on our consolidated financial statements.

In May 2008, the Financial Accounting Standards Board (FASB) issued FASB Standard Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement). This FSP requires issuers of convertible debt instruments that may be settled in cash upon conversion to account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Issuers will need to determine the carrying value of just the liability portion of the debt by measuring the fair value of a similar liability (including any embedded features other than the conversion option) that does not have an associated equity component. The excess of the initial proceeds received from the debt issuance and the fair value of the liability component should be recorded as a debt discount with the offset recorded to equity. The discount will be amortized to interest expense using the interest method over the life of a similar liability that does not have an associated equity component.

Transaction costs incurred with third parties shall be allocated between the liability and equity components in proportion to the allocation of proceeds and accounted for as debt issuance costs and equity issuance costs, respectively, with the debt issuance costs amortized to interest expense. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. This statement will be applied retrospectively to all periods presented. We are in the process of evaluating the impact, if any, of adopting this pronouncement.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures About Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133” (“SFAS 161”) which enhances the disclosure requirements about derivatives and hedging activities. SFAS 161 requires additional narrative disclosure about how and why an entity uses derivative instruments, how they are accounted for under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and what impact they have on financial position, results of operations and cash flows. SFAS 161 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after November 15, 2008. Although the adoption of SFAS 161 did not materially impact our financial statements we are now required to provide additional disclosures as part of our financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), Business Combinations, (SFAS 141R). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, including goodwill, the liabilities assumed and any non-controlling interest in the acquiree. The Statement also establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of adopting SFAS 141R will be dependent on the future business combinations that we may pursue after its effective date.

In December 2007, the FASB issued Statement No. 160 “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”), which requires ownership interests in subsidiaries held by others to be clearly identified, labeled and presented in the consolidated balance sheet within equity but separate from the parent company’s equity. SFAS 160 also affects the accounting requirements when the parent company either purchases a higher ownership interest or deconsolidates the equity investment. SFAS No. 160 applies prospectively as of the beginning of the fiscal year in which this Statement is initially applied, January 1, 2009 for entities that have a calendar year end, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. An entity may not apply it before that date. We currently have a non-controlling interest in our consolidated financial statements and do not expect the adoption of this pronouncement will have a material impact on our financial statements.

(2) Acquisitions

Buckeye Acquisition

On April 3, 2006, we completed the acquisition of Buckeye, for a total purchase price of $39.1 million, consisting of $35.0 million in cash and our common stock valued at $2.2 million. We incurred $1.0 million in acquisition costs and reimbursed Buckeye’s former parent $900,000 for cost incurred relating to capital projects. Buckeye’s primary business is to mine, process, blend and sell coal to electric utilities and to industrial and institutional end users. Buckeye also operates one of the largest ash disposal facilities in the State of Ohio, disposing of up to one million tons of dry and conditioned ash per year. The benefits from the acquisition include the addition of an experienced coal marketing and mining team and operating cash flow, infrastructure and coal reserves.

The acquisition of Buckeye has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations, or SFAS 141, with us being treated as the acquirer. Following is a summary of the fair values of the assets acquired and liabilities assumed as of the effective date of the acquisition (in thousands):

Cash	$—
Accounts receivable	4,649
Inventory	2,138
Other current and long-term assets	743
Property, plant and equipment	7,812
Ash disposal facility	7,557
Mineral rights and mine development	20,720
Construction in progress	1,442
Total assets acquired	45,061
Less: Current liabilities assumed	4,182
Asset retirement obligations	1,772
Net purchase price	$39,107

Pro forma acquisition information represents our unaudited results of operations as if the acquisition had occurred at the beginning of 2006.

December 31, 2006
(in thousands)
Revenue	$49,766
Net loss	$(51,284)
Basic and diluted net loss per share	$(0.66)

MR&E Acquisition

On March 1, 2005, we acquired MR&E LLC, a research and engineering firm focused on thermal process engineering, including the upgrading and processing of clean coal, due to the expertise in thermal processing engineering of certain of its employees. Their operations have been included in our financial statements as of the effective purchase date of March 1, 2005. Effective October 11, 2007, we sold all of the assets of MR&E for a sales price of $800,000 in cash.

(3) Property, Plant & Equipment, Construction in Progress and Mineral Rights and Mine Development

Property, plant and equipment consisted of the following:

		December 31,
	Lives	2008	2007
	(in years)	(in thousands)
Mine machinery and equipment	3-15	$18,919	$13,422
Mine buildings and improvements	10-15	14,110	11,676
K-Fuel demonstration facility	—	10,924	10,924
Computer software and equipment	3-5	5,302	2,274
Buildings and improvements	3-10	4,660	4,653
Other	3-30	3,216	3,044
Total		57,131	45,993
Less accumulated depreciation		(27,166)	(20,111)
Property, plant and equipment, net of accumulated depreciation		$29,965	$25,882

Depreciation and depletion expense was $8.9 million, $8.3 million, and $5.3 million, in 2008, 2007 and 2006, respectively. Our K-Fuel demonstration facility is fully depreciated.

We transferred $10.5 million, $13.7 million and $84.1 million from construction in progress to property plant and equipment during the years ended December 31, 2008, 2007 and 2006, respectively. During the year ended December 31, 2007, we transferred $846,000 from construction in progress to mineral rights, increased property plant and equipment in the amount of $2.6 million for leasehold improvements related to our new office space and transferred $18.6 million from construction in progress to assets held for sale.

Property, plant and equipment includes $1.1 million, $1.9 million and $919,000 of accounts payable and other liabilities as of December 31, 2008, 2007and 2006, respectively.

Construction in progress consisted of the following:

	December 31,
	2008	2007
	(in thousands)
Future plant sites and equipment	$6,805	$2,713
Mine and site improvements	1,166	737
Mining equipment refurbishment	3,436	4,523
Other	6,295	3,992
Total construction in progress	$17,702	$11,965

Total construction in progress includes $2.0 million, $882,000 and $2.6 million of accounts payable and other costs as of December 31, 2008, 2007 and 2006, respectively.

Mineral rights are comprised of leases and mine development costs from the acquisition of Buckeye. Costs are capitalized during the premining phase and are depleted using the units-of-production method based on actual tons mined.

Impairments

On March 19, 2008, we decided to suspend operations at our Fort Union plant. We recorded asset impairment charges of $93.5 million, $14.0 million and $1.7 million related to Property, Plant and Equipment, Construction in Progress, and mineral rights respectively associated with the Fort Union plant as of December 31, 2007. In addition, in 2007 we impaired $3.6 million of capitalized costs related to projects that we abandoned and/or replaced with more cost effective projects and $2.1 million of capital costs related to a previously announced future potential project with a major utility. In 2006, we impaired assets of $295,000 relating to certain sites specific costs, which we were evaluating for a future K-Fuel facility.

Asset Retirement Obligation

Our asset retirement obligations relate to our surface and deep mines in Ohio, and the site on which our Fort Union plant is located. The following table reconciles the change in the asset retirement obligation during the year ended December 31, 2008:

Changes in Asset Retirement Obligations
(in thousands)
Balance at January 1, 2008	$6,171
Liability incurred	176
Liability settled	(147)
Accretion	305
Balance at December 31, 2008	$6,505

We allocate asset retirement costs to the underlying assets based on the fair value using an expected cash flow approach, in which multiple cash flow scenarios are used to reflect a range of possible outcomes and a credit-adjusted risk-free rate. The liabilities are then accreted over time by applying an interest method of allocation.

(4) Restricted Cash and Marketable Securities

The following table represents the components of our restricted cash and marketable securities:

	December 31,
	2008	2007
	(in thousands)
Long-term debt escrow	$—	$18,000
Collateral:
Environmental remediation obligations	12,074	8,907
Other	1,370	1,511
Total restricted cash	$13,444	$28,418

In July 2007, pursuant to our $95 million long-term debt offering, we deposited $18.0 million of the net proceeds in an escrow account. On September 30, 2008, such funds were released from escrow. See further discussion at Note 9—Debt. As of December 31, 2007, included in environmental remediation obligations was $5.0 million held in auction rate securities As of February 29, 2008, these auction rate securities were converted into money market investments.

(5) Other Assets

Included within other assets are deferred royalty costs, totaling $1.4 million as of December 31, 2008 and 2007; patents totaling $1.0 million as of December 31, 2008 and 2007; and $1.8 million and $0 of auction rate securities as of December 31, 2008 and 2007, respectively. See Note 1—Business and Summary of Significant Accounting Policies—Marketable Securities for further details.

The deferred royalty costs associated with the issuances of licenses for K-Fuel represent the licensing fees paid to the Koppelman estate. Such costs are amortized over the same period as the deferred revenue related to the underlying contracts. In 1996, we entered into a royalty amendment agreement with Mr. Koppelman, or subsequent to his death, the Koppelman estate, that reduced the cap for payments by $500,000 to $75.2 million and set the royalty percentage at 25% of our worldwide licensing and royalty revenue, as defined in the agreement. Mr. Koppelman provided us an indemnification against potential claims made by certain parties if we licensed the technology. We paid Mr. Koppelman a total of $500,000 pursuant to the agreement as a prepayment. The $500,000 has no specified expiration date and recognition is solely dependent upon the issuance of licenses. We are amortizing the $500,000 payment as license revenue is generated. In addition, Mr. Theodore Venners, our founder, is entitled to a 50% share of net royalties paid to the Koppelman estate. As of December 31, 2008 and 2007, there is $73.0 million remaining under the cap. Also, see discussion in Note 13—Commitments and contingencies—Royalties and Other Rights.

In 2003, we completed an equity exchange transaction pursuant to which we transferred our interest in Pegasus Technologies, Inc., or Pegasus, for full ownership of K-Fuel LLC, now part of a wholly owned subsidiary named KFx Technology, LLC. As a part of the exchange transaction, an intercompany working capital loan from us to Pegasus with an outstanding balance of $9.4 million was exchanged for a contingent earn-out agreement of up to $9.4 million in the aggregate, plus accrued interest (prime rate plus 500 basis points), payable out of a portion of future cash flows generated by Pegasus. Due to the contingent nature of this potential stream of future cash flows, we did not recognize an asset or any associated income at the time of the exchange transaction. As a result of a transfer of ownership interests in 2006, the earn-out provisions were triggered and we received a payment of $1.1 million from Pegasus as a payment in full satisfaction of the $9.4 million obligation, which is reflected in other income for the year ended December 31, 2006.

(6) Assets Held for Sale

In June 2006, we entered into an agreement to purchase a 700,000 pound per hour Circulating Fluidized Bed boiler island. We entered into this agreement with the intent of using this boiler at a future K-Fuel plant in the Powder River Basin. As our current K-Fuel plant designs require different specifications for a boiler, we decided to sell our interest in the boiler island. In March 2007, we decided to sell this boiler and classified the costs associated with the boiler as assets held for sale. Effective January 31, 2008, we and the fabricator of the boiler island agreed to terminate the contract and as a result, all future financial obligations were also terminated.

Pursuant to the guidance of Statements of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS 144, we are required to evaluate the carrying value of the boiler if we are unable to sell the boiler after a twelve month period. As of the filing date of this annual report on Form 10-K, we do not have a firm purchase commitment for the sale of this boiler. We performed a fair value analysis using the following: 1) the probabilities of the sale of the boiler at the current recorded value; 2) the probabilities of selling the boiler at less than its carrying value; and 3) the probabilities of not selling the boiler. As a result, of the analysis of the probabilities we calculated an estimated fair value of the boiler and recorded an impairment charge of $18.6 million in our Technology segment for the year ended December 31, 2008.

(7) Assets and Liabilities Measured at Fair Value

In September 2006, the FASB issued statement No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. We have adopted the provisions of SFAS 157 as of January 1, 2008, for financial instruments. Although the adoption of SFAS 157 did not materially impact our financial condition, results of operations, or cash flow, we are now required to provide additional disclosures as part of our financial statements.

SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•                  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•                  Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•                  Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2008

The following table presents information about our net assets measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by us to determine such fair value.

	Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Recurring:
Embedded derivatives	$25	$—	$—	$25
Auction Rate Securities	$1,800	—	$—	$1,800

The following table represents the change in fair value for the year ended December 31, 2008:

	Balance at December 31, 2007	Transfers	Realized loss	Unrealized loss	Balance at December 31, 2008
	(in thousands)
Embedded derivatives(1)	$1,470		$(511)	$(934)	$25
Auction Rate Securities(2)	$—	$2,000	$—	$(200)	$1,800

(1)                                We are required to make significant estimates and assumptions when fair valuing these derivatives including probabilities of change in control and probabilities of our future stock prices. We use a Monte-Carlo fair value model run with thousands of iterations to fair value these derivatives. Our embedded derivatives are recorded in other long-term assets with the fair value adjustment for the unrealized and realized gains/losses recorded in total other (Expense)/ Income on our consolidated balance sheet and our consolidated statements of operations, respectively.

(2)                                We are required to make significant estimates and assumptions when fair valuing auction rate securities. Our estimate is based upon consideration of various factors including the overall credit market, the issuer and guarantor credit ratings, credit enhancement structures, projected yields, discount rates and terminal periods. On February 17, 2009, we entered a Reverse Repurchase Transaction for our $1.8 million auction rate security. Through a reverse repurchase transaction, we are able to borrow up 90% of the par value of the auction rate security with interest rate comparable to the interest earned on the auction rate security.

(8) Accrued liabilities

Accrued liabilities consist of:

	December 31,
	2008	2007
	(in thousands)
Employee-related	$2,709	$2,669
Accrued interest on long-term debt	1,345	3,209
Services or goods received, not invoiced	2,351	1,541
Taxes, other than income taxes	471	631
Other	44	647
Total accrued liabilities	$6,920	$8,697

Employee-related includes paid time off, payroll and bonuses. Services or goods received not invoiced primarily consists of goods and services rendered at our corporate headquarters and C-Lock operations. Taxes, other than income taxes represent various accrued taxes including property, use and franchise taxes.

(9) Debt

Long-term Debt

On July 30, 2007, we completed the sale of $95.0 million of our convertible secured notes due 2012 (“the notes”) that were resold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. During the year ended December 31, 2008, we entered into multiple individually negotiated agreements with certain existing noteholders to exchange $67.1 million in aggregate principal amount of the notes, for an aggregate of 48.6 million shares of our common stock and $3.5 million in cash, which was paid on October 1, 2008. We closed all transactions and issued all the shares by December 2008, except for a portion of one of the transactions. As of December 31, 2008, 9.3 million shares, which represents $12.5 million in aggregate principal amount of the notes, remained unissued. During the first quarter of 2009, we closed additional portions of this remaining transaction and issued an aggregate of 4.0 million shares, representing $5.4 million in aggregate principal amount of the notes. Until we close the remaining portion of this transaction, the noteholder retains certain rights of a noteholder, including the right to receive interest payments. We expect the remaining portion of this transaction to close during 2009.

Prior to each exchange of notes for common stock, each of the converting noteholders agreed to release each guarantee issued pursuant to the indenture with respect to such notes being exchanged such that, at the time of each exchange, such notes being exchanged were not guaranteed securities and were solely securities of Evergreen Energy Inc. Further, we received the requisite consents to amend the Indenture and in compliance with the terms and provisions of the Indenture, we, each of the guarantors and the trustee, executed a Supplemental Indenture. The Supplemental Indenture amends the Indenture to eliminate substantially all of the restrictive covenants, to release the security interests in the collateral securing the notes, which included the release of $18.0 million of cash that was held in escrow and to make certain other conforming changes to the Indenture. We recognized a $6.1 million gain, after reduction for transaction costs and the non-cash write off of debt issue costs and related embedded derivatives.

We pay interest semi-annually at a rate of 8.00% per annum, due on February 1 and August 1 of each year, beginning on February 1, 2008. The notes mature on August 1, 2012. We paid $7.6 million in interest expense during the year ended December 31, 2008.

Holders may convert their notes into a number of shares of common stock or cash or a combination thereof, at our option, at the applicable conversion rate on any day up to and including the business day prior to the maturity date. The initial conversion rate for the notes is 190.4762 shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $5.25 per share, subject to adjustment upon the occurrence of certain events. If we undergo certain fundamental changes, as defined in the Indenture, the holders of the notes may require us to repurchase the notes in cash at 100% of the principal amount plus any accrued and unpaid interest. Additionally, upon a fundamental change, the holders, if they elect to convert, will receive a conversion rate adjustment that will require us to increase the number of shares based on our stock price and the passage of time.

At issuance the notes were senior, secured obligations guaranteed by our 100% owned subsidiary, Evergreen Operations, LLC, and its subsidiaries, and secured by a first-priority security interest in (1) all of our equity interest in Evergreen Operations, LLC, (2) an escrow account established in connection with the offering, and (3) our and each of Evergreen Operations, LLC and its subsidiaries’ bank, investment, brokerage or similar accounts holding cash and cash equivalents, subject to certain exceptions. Our intellectual property rights relating to the K-Fuel refined coal process are held by a wholly owned subsidiary which is not a subsidiary of Evergreen Operations, LLC and consequently, none of these intellectual property rights were included in the collateral securing the notes. Additionally, our subsidiaries C-Lock Technology, Inc. and Evergreen Energy Asia Pacific Corp. were also excluded from the collateral securing the notes. The notes contained covenants, which among other things, limited our ability and the ability of our subsidiary guarantors to incur additional debt or issue certain preferred shares; pay dividends on or make distributions in respect to our capital stock; create liens on certain assets to secure debt; and sell certain assets. The collateral and restricted covenant provisions have been amended by the Supplemental Indenture as described above.

If the closing price of our common stock for at least 20 trading days in any 30 consecutive trading day period is at least the conversion price, or the reduced interest rate threshold, then the initial interest rate will be permanently decreased to 5.00%. In addition, if the closing price of our common stock for at least 20 trading days in any 30 consecutive trading day period is at least 130% of the then applicable conversion price, or the collateral release threshold, then the security will be released, and the notes will become automatically subordinated. At such time as the security is released, we may redeem the notes at a redemption price payable in cash equal to 100% of the principal amount, plus any accrued and unpaid interest and an additional “coupon make whole payment.” The “coupon make-whole” amount per $1,000 principal amount of notes will be equal to the present value of all remaining scheduled payments of interest on each note to be redeemed through the maturity date. The provisions relating to the collateral release threshold have been amended by the Supplemental Indenture as described above.

We incurred $6.0 million of debt issuance costs relating to our notes offering, which included $200,000 of accrued cost as of December 31, 2007. We are amortizing the debt issuance costs using the effective interest rate method over the life of our debt. The portion of the debt issue costs related to the debt exchanged for equity were written-off by reducing the gain. Debt issue costs were $1.3 million as of December 31, 2008.

Derivatives

Financial Accounting Standards No. 133 “Accounting for Derivatives and Hedging Activities,” or FAS 133, and EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in, a Company’s Own Stock,” provides guidance for distinguishing between permanent equity, temporary equity, and assets and liabilities. Derivatives may be embedded in financial instruments, in our case our $95 million notes (or the host instrument). Embedded derivatives are treated as separate derivatives when their economic characteristics and risks are not clearly and closely related to those of the host instrument and must be accounted for separately from the host instrument. The embedded derivative is measured at fair value with subsequent changes in the fair value being recognized in the statements of operations.

Upon issuance, we evaluated our $95 million notes and concluded that our conversion adjustment upon the occurrence of a fundamental change is an embedded derivative that needs to be bifurcated for valuation purposes. Additionally, we have concluded that the potential decrease in our interest rate based on our common stock price is also an embedded derivative that needs to be bifurcated. Both of these derivatives were determined to not be clearly and closely related to the host instrument. We used a fair value modeling technique to value these derivatives and recorded $3.2 million of long-term assets and a corresponding increase in long-term debt in our consolidated balance sheets at the date of issue of our 8.00% Convertible Secured Notes. Furthermore, we are required to fair value these derivatives at each reporting period and, as a result, we recorded $934,000 and $1.7 million of other expense during the years ended December 31, 2008, and December 31, 2007 by decreasing the net derivative assets contained within other long-term assets to $25,000 and $1.4 million in our consolidated balance sheet at December 31, 2008, and December 31, 2007.

Short-Term Debt

On March 20, 2009 (the “Closing Date”), Evergreen Energy Inc. (“Evergreen”), Evergreen Operations, LLC (“Evergreen Ops”), and Buckeye Industrial Mining Co. (“Buckeye,” and collectively with Evergreen and Evergreen Ops, the “Companies”) entered into a Note Purchase Agreement, dated as of March 20, 2009 (the “Purchase Agreement”), with Investor (as defined in the Purchase Agreement), and with Rodman & Renshaw, LLC serving as placement agent. Under the Purchase Agreement, the Companies agreed to issue and sell to Investor up to $15,000,000 in aggregate principal amount of its 10% Senior Secured Convertible Promissory Notes (the “Notes”) in three tranches of $5,000,000 each. The “First Tranche” was issued on the Closing Date and Evergreen estimates that the aggregate net proceeds to it from such offering of the Notes was approximately $4.2 million after deducting the estimated offering expenses payable by the Companies of approximately $0.4 million. The “Second Tranche,” which must be drawn, will be issued at the Companies’ request, which request must be made no later than April 3, 2009, and upon Investor’s satisfaction that all conditions precedent in the Purchase Agreement have been met. The “Third Tranche,” which is optional, will be issued at the Companies’ request and upon Investor’s satisfaction that all conditions precedent in the Purchase Agreement have been met.

The Notes will bear interest at a rate of 10.00% per year for the period beginning on the date of the issuance of such Note and ending on December 20, 2009, regardless of whether the Note is prepaid. All interest must be prepaid on the date of the issuance of the Note and is unconditional and non-refundable. Interest on the First Tranche was prepaid on the Closing Date in the amount of $375,000. The outstanding principal balance of the Notes shall be due and payable on the earliest of (i) December 20, 2009, (ii) the date all obligations and indebtedness are accelerated in accordance with the provisions under the Purchase Agreement, and (iii) a sale of the capital stock, or all or substantially all of the assets, of Buckeye (the “Maturity Date”). Prior to the Maturity Date, Investor may elect to convert its Notes into a number of fully paid and non-assessable shares of Evergreen’s common stock, par value $0.001 per share (the “Common Stock”) at the applicable conversion rate on any day to and including the business day prior to the Maturity Date, subject to adjustment upon the occurrence of certain events. The initial conversion rate for the Notes is equivalent to a conversion price of $3.65 per share of Common Stock.

The Notes are secured by the assets of Buckeye pursuant to a Security Agreement between Buckeye and Investor dated as of March 20, 2009 (the “Security Agreement”). The Security Agreement provides Investor with a security interest in, but not limited to, all of Buckeye’s property, equipment and fixtures, accounts, negotiable collateral, cash, and cash equivalents, subject to certain exceptions. The security interest created in the collateral will be first priority, subject to the permitted encumbrances provided in the Security Agreement, and such first priority security interest will be perfected to the extent such security interest can be perfected by the filing of a financing statement. The Security Agreement also provides that on or before April 3, 2009, Buckeye shall deliver to Investor a first priority mortgage on each fee interest in real property now or hereafter owned by Buckeye. Further, in order to induce Investor to extend credit to the Companies, Evergreen Ops entered into a Pledge Agreement with Investor dated

March 20, 2009 (the “Pledge Agreement”). The Pledge Agreement provides that Evergreen Ops will pledge to Investor all of its common stock in Buckeye, and in an event of default, as defined in the Purchase Agreement, Investor’s rights under the Pledge Agreement include, but are not limited to, the right to vote the pledged shares, or transfer such shares, in whole or in part, into its or its nominee’s name. The Pledge Agreement will survive until the Companies’ obligations are met and the Purchase Agreement is terminated.

The Companies may prepay the Notes, in whole or in part, for any reason and at any time upon providing requisite notice to Investor. In addition, however, to the Companies paying all principal, interest, and other amounts due, whether on the Maturity Date or as a prepayment, the Companies must also pay an exit fee (the “Exit Fee”) as compensation for Investor making funds available to the Companies. The Exit Fee will be equal to (i) 5% of the amount of such repayment or prepayment, as applicable, if the Companies repay or prepay the Note at any time following the Closing Date, but on or prior to June 20, 2009, (ii) 10% of the amount of such repayment or prepayment, as applicable, if the Companies repay or prepay the Note at any time following June 20, 2009, but on or prior to September 20, 2009, and (iii) 15% of the amount of such repayment or prepayment, as applicable, if the Companies repay or prepay the Note at any time following September 20, 2009. All Exit Fees payable are deemed fully earned and non-refundable as of the Closing Date.

(10) Stockholders’ Equity

On January 22, 2009, our board of directors authorized us to repurchase up to 15 percent of our current outstanding common shares, or approximately 18.6 million shares, through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of the repurchase transactions will depend on market conditions, regulatory and corporate considerations, and would be made with appropriate cash on hand after consummation of previously announced strategic alternatives. The duration of the repurchase program is 12 months and there is no guarantee as to whether we will act on this board authorization or to the exact number of shares that may be repurchased.

On February 8, 2006, we sold 7 million shares of common stock at a price to the public of $18.75 per share pursuant to a follow-on common stock offering. On February 27, 2006, the underwriters exercised in full their over allotment option, purchasing an additional 1.1 million shares of common stock. Including the over-allotment, the offering totaled approximately 8.1 million shares of common stock at a price of $18.75, resulting in net proceeds of $144.6 million after deducting the underwriting discounts and commissions and estimated offering expenses. We used the proceeds from this offering to fund the acquisition of Buckeye, the improvements at our Fort Union plant and general corporate purposes.

On April 3, 2006, we completed the acquisition of Buckeye, for a total purchase price of $39.1 million, consisting of $35.0 million in cash and our common stock valued at approximately $2.2 million. We incurred $1.0 million in acquisition costs and reimbursed Buckeye’s former parent $900,000 for cost incurred relating to capital projects.

During 2002, we entered into a series of transactions with three investor groups whereby we issued a total of 6.8 million shares of our common stock and 14.4 million warrants. The investors have certain rights pursuant to an investor rights agreement, including the right for one group to select two persons to serve on our Board of Directors. As of December 31, 2008, these two positions were not filled. This provision remains in force until the investors hold less than 400,000 shares of our common stock. During 2005, we renegotiated the investor rights agreement executed in connection with the issuance of the shares in 2002 to provide us greater flexibility in constructing and operating plants. Subsequent to the renegotiation, we and the investors have the following rights:

•                  One investor group continues to have the right to select two persons to serve on our Board of Directors.

•                  All investors may develop or participate, with up to a 15% interest, in the greater of K-Fuel commercial projects with an annual output capacity of 50 million tons per year or six commercial plants. Such right will not be in effect until we have plants in operation or have binding contracts to construct plants for which the aggregate designed or projected annual output is at least 25 million tons per year.

•                  We can participate in projects developed by the investors, other than in India, up to a 50% interest.

•                  The investors retain the right to develop in India as long as certain conditions are met.

•                  The investors are obligated to pay certain royalty and license fees for these plants, if constructed.

Except for the right to select persons to serve on our Board of Directors, all other rights expire 20 years after the 25 million tons annual capacity threshold is reached or earlier, if the investors exercise their rights to 50 million tons of annual capacity.

Stockholder Rights Plan

On December 4, 2008, the Company entered into a Rights Agreement (the “Rights Agreement”). In connection with the adoption of the Rights Agreement, on December 2, 2009, the Company’s Board of Directors (the “Board”) declared a dividend distribution of one right (“Right”) for each outstanding share of the Company’s common stock (“Common Stock”) on December 19, 2008. The Rights generally become exercisable only in the event that an acquiring party accumulates 15% or more of our outstanding Common Stock. Each Right, when exercisable, entitles the registered holder to purchase from the Company one-thousandth of one share of Series A Junior Participating Preferred Stock (“Preferred Stock”) at a price of $4.00 per one-thousandth share (the “Purchase Price”), subject to adjustment. If this were to occur, subject to certain exceptions, each Right (except for the Rights held by the acquiring party) would allow its holder to purchase Common Stock with a value equal to twice the exercise price of the Right. In the event that, after an acquiring party has accumulated 15% or more of our outstanding Common Stock, the Company is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power are sold, each unexercised Right (except for the Rights held by the acquiring party) would thereafter allow its holder to purchase stock of the acquiring company (or our Common Stock if it is the surviving company to the transaction) with a value equal to twice the purchase price of the Right. If the Rights were fully exercised, the shares issued would cause substantial dilution to the acquiring party or the shareholders of the acquiring company. The Rights Agreement provides a period of time during which we may redeem the Rights, in whole, but not in part, at a price of $0.001 per Right, such that this period will end on the earlier of (i) the tenth business day following the date a person or group becomes the beneficial owner of 15% or more of the Common Stock or (ii) the final expiration date of the Rights, which is December 19, 2018.

(11) Stock Options, Stock Grants and Employee Benefit Plans

We have five qualified stock plans, under which 12.5 million shares were reserved and 3.5 million shares are available for grant as of December 31, 2008. Pursuant to these plans we granted stock options, restricted stock and stock appreciation rights to directors, employees and outside consultants. In the past, we have also issued stock related to various compensation and fee agreements with certain employees that were not issued from our five plans. These grants were made pursuant to certain stock exchange rules. All but one of the five qualified plans has been registered with the Securities and Exchange Commission. The non-plan awards are generally registered with other registration statements that we periodically file. The five qualified stock plans and the non-plan awards are collectively referred to as “the plans.”

These plans are administered by the Compensation Committee of our Board of Directors, or the Committee, which has the authority to determine the specific terms of awards under these plans, including exercise price and vesting term, subject to certain restrictions of the Internal Revenue Code regarding incentive stock options. The Committee can accelerate the vesting of an outstanding award at its sole discretion. Certain of the plans contain provisions requiring the acceleration of vesting of all outstanding awards in the event of a change in control, as defined in those plans. In addition, certain employee grants per the individual grant agreements contain provisions that accelerate the vesting of unvested outstanding awards upon a change in control. Stock options granted under the plans generally expire not more than ten years from the date of grant.

Share-based compensation expense recognized during the current period is based on the value of the portion of share-based payment awards that are ultimately expected to vest, assuming estimated forfeitures at the time of grant. Historically, the majority of option grants outstanding were to executives, consultants and to our founder. We have estimated the forfeiture rate on each of these grantee groups based upon historical data. In the fourth quarter of 2005, we started granting restricted shares to non-executive employees. We have based the forfeiture rate for this grantee group on the historical data of the executive stratification, as we do not have sufficient historical data for non-executive employees. Lastly, during the fourth quarter of 2005, we granted restricted stock awards to certain of our executive officers, as further described below, which contain accelerated vesting provisions. Our estimate of forfeitures for these grants is that they all will vest and, as a result, we have not reduced our expense by estimated forfeitures.

The following table summarizes the assumptions used to value stock options grant in 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Weighted-average:
Risk free interest rate	3.11%	4.50%	4.78%
Expected option life (years)	8.38	3.0	3.0
Expected volatility	72%	63%	57%
Expected dividends	None	None	None

We use the Black-Scholes option-pricing model to value stock options. The Black-Scholes model requires the use of a number of assumptions, including the volatility of our stock price, a weighted average risk-free interest rate, and the weighted average expected life of the options. Generally, our option grants to non-employee board members vest immediately and expire on the third anniversary of the date of grant. As we do not pay dividends, the dividend rate variable in the Black-Scholes model is zero. The volatility assumption is based on the historical weekly price data of our stock over a period equivalent to the expected life of the options. We evaluated whether there were factors during the period which were unusual and which would distort the volatility figure used to estimate future volatility and concluded that there were no such factors. The risk-free interest rate assumption is based upon the note principal U.S. Treasury Strips rates determined at the date of grant. The expected life of the stock options represents the life of the option up to the expiration date. This is based upon an analysis of the historical exercise pattern of our employees and directors. Total non-cash compensation expense was $6.3 million, $19.6 million and $9.8 million for the years ended December 31, 2008, 2007 and 2006, respectively, which are primarily reflected in general and administrative expenses.

Stock options granted under the plans to employees generally vest over five years from the grant date until fully vested and generally expire ten years from grant date. Stock options granted to directors usually vest 100% on date of grant and expire three years from the date of grant. All stock options granted during each of the three years ended December 31, 2008 were at exercise prices that were equal to or greater than the fair market value of our common stock on the date of grant. The following table summarizes our stock option activity, including both plan and non-plan options, for the three-year period ended December 31, 2008:

	Years Ended December 31,
	2008		2007		2006
	Total	Weighted- Average Exercise Price Per Share	Total	Weighted- Average Exercise Price Per Share	Total	Weighted- Average Exercise Price Per Share
	(shares in thousands)
Outstanding, beginning of period	2,726	$9.26	4,044	$10.86	4,678	$10.36
Granted	889	1.80	82	7.36	50	12.31
Exercised	—	—	—	—	(555)	5.91
Expired and forfeited	(723)	7.30	(1,400)	13.64	(129)	9.40
Outstanding, end of period	2,892	$7.51	2,726	$9.26	4,044	$10.86
Options exercisable and expected to vest as of December 31, 2008	2,847	$7.60
Options exercisable, end of period	2,155	$7.87

Plan and non-plan stock options outstanding and exercisable as of December 31, 2008 are summarized below:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
	(in thousands)			(in thousands)
$0.01 - $3.00	1,053	4.2	$2.04	596	$2.16
$3.01 - $6.00	416	1.6	3.83	416	3.83
$6.01 - $9.00	233	2.2	7.94	233	7.94
$9.01 - $12.00	280	2.6	9.55	220	9.61
$12.01 - $15.00	600	3.4	13.87	500	13.84
$15.01 - $18.71	310	3.1	16.60	190	16.64
	2,892			2,155

The following table summarizes the fair value of our stock option activity, including both plan and non-plan options, for non-vested option shares during the year ended December 31, 2008:

	Total	Weighted- Average Grant Date Fair Value
	(shares in thousands)
Non-vested, beginning of period	572	$13.83
Granted	889	1.80
Vested	(537)	6.35
Expired and forfeited	(187)	7.15
Non-vested, end of period	737	$6.49

The total intrinsic value of options exercised is the difference between the exercise price of the option and the closing price of our common stock on the exercise date. The total intrinsic value of options exercised was $4.6 million for the year ended December 31, 2006. No options were exercised during the years ended December 31, 2008 or 2007.

The aggregate intrinsic value of stock options is the difference between our closing stock price on December 31, 2008 and the exercise price multiplied by the number of options. All of our outstanding options, exercisable options and exercisable and expected to vest options had exercise prices greater than the closing price of our common stock at December 31, 2008. As a result, these options had no aggregate intrinsic value at December 31, 2008.

	Years Ended December 31,
	2008	2007	2006
	(in thousands except per share amounts)
Weighted average per share grant date fair value	$1.80	$7.36	$12.31
Total fair value	$2,912	$4,816	$5,397
Total unrecognized compensation expense	$1,726

Total unrecognized compensation expense is expected to be recognized over a five year period.

Restricted Stock

Restricted stock grants to certain executive officers contain accelerated vesting criteria and are more fully described below. Restricted stock awards to employees under the plans generally contain time and performance vesting or just time criteria. These grants usually vest over a three to five year period with 20%-33% vesting each year, if the agreed upon performance criteria have been achieved, if applicable.

The following table summarizes our restricted stock grant activity for the years ended December 31, 2008, 2007 and 2006:

	Years Ended December 31,
	2008	2007	2006
	(in thousands)
Outstanding, beginning of period	2,012	2,364	2,100
Granted	280	988	296
Vested	(400)	(744)	(20)
Expired and forfeited	(163)	(596)	(12)
Outstanding, end of the period	1,729	2,012	2,364
Outstanding and expected to vest as of December 31, 2008	1,443

	Years Ended December 31,
	2008	2007	2006
	(in thousands, except for per share amount)
Aggregate intrinsic value outstanding	$484	$4,464	$23,522
Aggregate intrinsic value expected to vest	$404	$4,355	$22,918
Weighted-average remaining vesting term	3.4 years	3.5 years	5.4 years
Weighted-average grant date fair value	$1.38	$4.46	$15.43

The fair value of restricted stock is calculated by multiplying the number of restricted shares by the closing price of our common stock on December 31 of each year. The total fair value of restricted stock vested during the years ended December 31, 2008, 2007 and 2006 were $687,000, $3.5 million, and $358,000, respectively.

As of December 31, 2008, total unrecognized compensation expense related to outstanding restricted stock grants is $6.6 million. This expense is expected to be recognized over a weighted-average period of 3.4 years.

During the fourth quarter of 2005, we granted 2.0 million shares of restricted stock to certain of our executive officers. Full vesting of the stock will occur upon attainment of any of the following:

•                  the average closing price of our common stock for the trading days within any 90 consecutive calendar day period equals or exceeds $45.05 per share;

•                  annual gross revenues increase to $1 billion;

•                  annual net operating cash flow increases to $250 million; or

•                  change in control, as defined in the agreement occurs after the two-year anniversary of the agreement.

Further, partial vesting, as defined in the agreement, may occur if certain lesser targets are achieved. Unless sooner vested pursuant to the incentive targets described above, the restricted stock shares will fully vest on the seventh anniversary of the date of the agreement so long as the individual is continually employed. Related to these awards, we recognized $2.3 million, $12.6 million, and $4.4 million of non-cash expense during the years ended December 31, 2008, 2007 and 2006, respectively. Pursuant to the employment agreements, we were required to transfer the 2 million shares to an escrow agent; such transfer occurred in February 2006.

On April 19, 2007, we ceased our relationship with one of the executive officers referred to above. Pursuant to the terms of his employment agreement, he was entitled to acceleration of vesting with respect to 899,000 of the 1,000,000 shares of unvested common stock he was awarded in connection with his employment, and, as a result, we incurred a one-time $9.8 million non-cash charge for the year ended December 31, 2007. The 899,000 shares vested on July 18, 2007. The executive officer exercised a right pursuant to his employment agreement to have shares, which would have otherwise vested, withheld in satisfaction of his income tax liability from this vesting. As a result, we made a one-time cash payment of approximately $1.6 million to the appropriate taxing authorities related to his taxable income on this transaction. The withholding of these shares for taxes effectively represents a retirement of these shares and has been reflected as an adjustment to our additional paid-in capital during the year ended December 31, 2007.

Employee Stock Purchase Plan

During the third quarter of 2005, the Committee and shareholders approved the establishment of an Employee Stock Purchase Plan. We have reserved 100,000 shares of our common stock that are eligible for issuance to employees. Until June 30, 2006, employees were able contribute to the plan, subject to certain maximum contributions, and be eligible for a discount on the lower of the November 1, 2005 or on June 30, 2006 closing price, the first purchase date pursuant to the plan. After June 30, 2006, our employees are eligible for monthly purchases at the month end market price less a 15% discount that we pay for our employees.

(12) Warrants

Associated with various financing and other transactions and professional service agreements, we have issued transferable warrants to purchase common stock, which generally immediately vest. The following table summarizes the outstanding warrant activity for years ended December 31, 2008, 2007, and 2006:

	Year Ended December 31,
	2008	2007	2006
	Number of Potentially Exercisable Shares	Number of Potentially Exercisable Shares	Number of Potentially Exercisable Shares
	(in thousands, except for price per share)
Outstanding, beginning of period	7,296	9,606	15,856
Granted	—	—	—
Exercised	(20)	(1,757)	(3,703)
Expired and cancelled	(60)	(553)	(2,547)
Outstanding, end of period	7,216	7,296	9,606
Expiration	2010	2008-2010	2007-2010
Exercise price per share	$2.75	$2.75	$2.75-$8.52

In 2005, we issued warrants to purchase our common stock to Arch Coal. In the second quarter of 2006, we extended these agreements with Arch Coal to allow additional time for the evaluation of the project, including the underlying agreements. In connection with the extension, the expiration date of the warrants was also extended and we recognized $1.7 million of non-cash expense for the year ended December 31, 2006. The expense was estimated using a Black-Scholes option pricing model using an expected life of four months, a dividend yield of zero, expected volatility of 55% and a risk free interest rate of 5.22%. These warrant agreements expired on October 31, 2006.

(13) Commitments and Contingencies

Payment Obligations

The following table summarizes our future commitments as of December 31, 2008:

	Payments due by period
	2009	2010	2011	2012	2013	Thereafter	Total
	(in thousands)
Operating leases	$2,042	$1,829	$1,240	$1,229	$1,169	$22,938	$30,447
Purchasing commitments	3,498	—	—	—		—	3,498
Consulting and service commitments	500	500	500	500	500	10,000	12,500
Long-term debt	2,230	2,230	2,230	28,990		—	35,680
Total commitments	$8,270	$4,559	$3,970	$30,719	$1,669	$32,938	$82,125

This table does not include accounts payable, accrued liabilities, or asset retirement obligations, which are reported in our December 31, 2008 Consolidated Balance Sheet. We generally have not included any obligation in which either party has the right to terminate except as discussed below. Additionally, we have not included royalty payments, as we cannot presently determine when such payments will be made as such payments are based upon our receipt of cash for licensing and royalties.

We are obligated under non-cancelable operating leases with initial terms exceeding one year relating to office space. Rent expense for the years ended December 31, 2008, 2007 and 2006 was $1.1 million, $784,000, and $415,000, respectively. Additionally, included in operating leases is the rent obligation associated with our former headquarters totaling $577,000, which we have sub-leased but are not released from the obligation. Furthermore, included in operating leases is a 47-year port dock lease on the Ohio River, which we have the right to cancel upon six months written notice. If this lease were cancelled as of December 31, 2008, we would be obligated to pay $250,000 rather than the entire obligation of $23.5 million.

Purchase commitments include the purchase of underground mining equipment.

Consulting and service commitments include an exclusive patent sub-license agreement with the developer of a proprietary technology for the measurement of carbon emissions. The agreement provides us with an exclusive worldwide sub-license to a technology to standardize the measurement of carbon emissions in energy and agricultural related activities. The agreement was amended and restated to expand the energy and agricultural activities to all applications of the technology and eliminates other operating requirements. In order to maintain this licensing arrangement, we are required to make minimum annual royalty payments of $500,000 to the developer of the proprietary technology, with each payment extending the arrangement for one year if the parties are in material compliance with the contract. Additionally, consulting and service commitments includes our amended and restated Umbrella Agreement with Bechtel. Through this new Program Management Agreement, we committed to provide Bechtel with $1 billion in construction contracts through 2013. Failure to meet this commitment by 2014 could cost us up to the $10 million in termination fees, which is included in the above table.

Long-term debt includes our principal amount due 2012 and the 8% interest payments. Long-term debt does not include the principal and interest payments for $12.5 million of notes in which the agreement to convert has been signed as of December 31, 2008, but the exchange for 9.3 million of shares for the $12.5 million par value has not closed. During the first quarter of 2009, we closed additional portions of this remaining transaction and issued an aggregate of 4.0 million shares, representing $5.4 million of principal value of notes. We anticipate the remaining conversion to take place in 2009.

Litigation

We are not engaged in any material legal proceedings to which we or any of our subsidiaries are a party.

Royalties and Other Rights

We owe royalty payments to parties related to certain rights that support our patents and our proprietary technology, primarily related to Mr. Edward Koppelman the inventor of the K-Fuel process. As described in further detail in Note 5—Other Assets.

We have granted certain rights and limited licenses for the use of certain K-Fuel technology. The following is a summary of the significant parties and the rights:

•                  Pursuant to an exchange transaction in 2003, we gave licenses for up to three plants to a third party, with certain limitations on the location of the plants, each plant having a maximum annual capacity of three million tons per year. The counterparty is obligated to pay certain royalty and license fees for these three plants, if constructed.

•                  As described in further detail in Note 10—Stockholders’ Equity, certain investors have the right to, among other things, develop or participate in the greater of K-Fuel commercial projects with an annual output capacity of 50 million tons per year or six commercial projects, subject to certain qualifications.

(14) Segments

Our segments include the C-Lock segment, the Plant segment, the Mining segment and the Technology segment. The Mining segment primarily represents the mining operations of our subsidiary Buckeye and includes certain marketing personnel, the ash disposal facility and the preparation and blending facility. The C-lock segment reflects activities related to the measurement of green house gases and certification of environmental improvements as carbon credits. The Plant segment primarily represents revenue and costs related to our Fort Union plant in Gillette, Wyoming, at which we suspended operations. The Technology segment is comprised of all other operations that use, apply, own or otherwise advance our proprietary, patented K-Fuel process, including our headquarters and related operations, activities of Evergreen Energy Asia Pacific and KFx Technology, LLC, which holds the licenses to our technology. Corporate costs within our Technology segment are allocated to our other segments, generally on a percentage based on the number of employees, total segment operating expenses, or segment operating expenses plus segment capital expenditures. Our operations are principally conducted in the United States. Data through segment operating (loss)/ income is what is provided to our Chief Operating Decision Maker. We will continue to evaluate how we manage our business and, as necessary, adjust our segment reporting accordingly.

	For the Year Ended December 31, 2008
	C-Lock	Plant	Mining	Technology	Total
	(in thousands)
Operating revenues:
Mining	$—	$—	$58,434	$—	$58,434
K-Fuel refined coal and blended K-Fuel refined coal	—	463	—	—	463
Licensing and other	4	—	—	—	4
Total operating revenue	4	463	58,434	—	58,901
Operating expenses:
Coal mining operating costs	—	—	47,799	—	47,799
General and administrative	5,749	3,108	4,582	18,526	31,965
Plant costs	—	17,417	—	213	17,630
Total segment operating expense	5,749	20,525	52,381	18,739	97,394
Segment operating income (loss)	$(5,745)	$(20,062)	$6,053	$(18,739)	$(38,493)
Total assets	$5,586	$2,398	$55,673	$37,784	$101,441
Reconciliation to net loss:
Total Segment operating loss					$(38,493)
Depreciation, depletion and amortization					(9,000)
Research and development					(79)
Asset impairments					(18,615)
Other income					957
Net loss					$(65,230)

	For the Year Ended December 31, 2007
	C-Lock	Plant	Mining	Technology	Total
	(in thousands)
Operating revenues:
Mining	$—	$36	$47,326	$—	$47,362
K-Fuel refined coal and blended K-Fuel refined coal	—	1,081	—	$—	1,081
Licensing and other	—	45	—	169	214
Total operating revenue	—	1,162	47,326	169	48,657
Operating expenses:
Coal mining operating costs	—	—	43,093	—	43,093
General and administrative	2,290	6,166	4,380	30,195	43,031
Plant costs	—	34,720	—	10	34,730
Cost of licensing and other revenue	—	24	—	53	77
Total segment operating expense	2,290	40,910	47,473	30,258	120,931
Segment operating loss	$(2,290)	$(39,748)	$(147)	$(30,089)	$(72,274)
Total assets	$1,236	$2,822	$51,580	$120,173	$175,811
Reconciliation to net loss:
Total Segment operating loss					$(72,274)
Depreciation, depletion and amortization					(8,383)
Research and development					(876)
Asset impairments					(122,688)
Other income (expense)					(455)
Net loss					$(204,676)

	For the Year Ended December 31, 2006
	C-Lock	Plant	Mining	Technology	Total
	(in thousands)
Operating revenues:
Mining	$—	$127	$35,810	$—	$35,937
K-Fuel refined coal and blended K-Fuel refined coal	—	420	—	—	420
Licensing and other	—	34	—	319	353
Total operating revenue	—	581	35,810	319	36,710
Operating expenses:
Coal mining operating costs	—	—	32,311	—	32,311
General and administrative	—	3,204	2,493	23,145	28,842
Plant costs	—	26,189	—	143	26,332
Cost of licensing and other revenue	—	22	—	112	134
Total segment operating expense	—	29,415	34,804	23,400	87,619
Segment operating (loss) income	$—	$(28,834)	$1,006	$(23,081)	$(50,909)
Reconciliation to net loss:
Total Segment operating loss					$(50,909)
Depreciation, depletion and amortization					(5,526)
Research and development					(1,438)
Asset impairments					(335)
Other income (expense)					6,681
Net loss					$(51,527)

(15) Income Taxes

Effective January 1, 2007, we adopted Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109,” (“FIN 48”), which prescribes a comprehensive model for how we should recognize, measure, present and disclose in its financial statements uncertain tax positions that we have taken or expects to take on a tax return. We have evaluated our tax positions and determined that the adoption of this pronouncement did not have an impact on our financial position or results of operations. Our operations are principally domestic, with income taxable at the federal statutory rate of 34% plus applicable state rates. Deferred tax assets (liabilities) were comprised of the following:

	2008	2007
	(in thousands)
Gross deferred tax assets:
Net operating loss carryforwards	$114,632	$103,024
Depreciation and amortization	37,246	26,368
Accrued liabilities	1,323	831
Stock options and warrants	6,362	4,686
Deferred revenue	2,511	2,511
Reserve on note receivable	469	469
Prepaid expenses	(531)	(531)
Other	—	164
Gross deferred tax assets	162,012	137,522
Deferred tax assets valuation allowance	(162,012)	(137,522)
Net deferred tax assets	$—	$—

We have recorded a valuation allowance for the full amount of our net deferred asset because, based upon an assessment of both negative and positive evidence, it is more likely than not that we will not realize such benefits in future tax returns. As of December 31, 2008 our tax return net operating loss carryforwards are approximately $307 million expiring in various amounts beginning in 2009; $1.6 million will expire in 2009 and $1.7 million expired in 2008. We are evaluating various costs that we have incurred related to our Fort Union plant, including the impairment charge, to determine if they qualify as research and development tax credits. Certain limitations apply to the annual amount of net operating losses that can be used to offset taxable income due to certain ownership changes, as defined in Section 382 of the Internal Revenue Code. Our tax return net operating loss carryforwards are significant. The tax years in which losses arose may be subject to audit by the Internal Revenue Service when such carryforwards are utilized to offset taxable income in future periods.

Our total provision for income taxes in 2008, 2007 and 2006 were different from the amount expected by applying the statutory federal income tax rate to our net loss as reported in our Consolidated Statement of Operations. The approximate differences are as follows:

	2008	2007	2006
	(in thousands)
Expected tax benefit on loss before income taxes (34%)	$(22,178)	$(69,590)	$(17,519)
Expected state tax benefit, net	(2,153)	(6,754)	(1,700)
Stock options and warrant exercises	94	5,727	(910)
Non-deductible items and other	(253)	3,484	(546)
Expiring net operating loss	—	—	—
Increase in valuation allowance	24,490	67,133	20,675
	$—	$—	$—

(16) Related Party Transactions

Leasing

On December 7, 2006, we entered into a memorandum of understanding and real estate lease with Hills Products Group, Inc, or Hills Products. Hills Products is owned by Mr. Stanford Adelstein who serves on our Board of Directors. We have leased certain real estate and facilities, including a train load-out facility, for the sole purpose of trans-loading our K-Fuel refined coal from over-the-road truck into railcars. Prior to the execution of this agreement our independent Board members approved this transaction. We believe the terms and contracted amounts would be similar if we had entered into this agreement with a third party. Per the agreement, we have committed to a monthly payment in the amount of $1,500, plus an additional fee based on tonnage of K-Fuel refined coal loaded after agreed upon monthly tonnages are exceeded. During the years ended December 31, 2008, and 2007, we paid Hills Products Group, Inc $12,000 and $24,000, respectively. As a result of the idling of our Fort Union plant, we terminated this agreement.

Consulting

We had consulting agreements with Venners & Company, Ltd. for governmental affairs services, primarily for advice on proposed legislation and regulations and to advocate our interests before the U.S. Congress and regulatory agencies. Venners & Company, Ltd. is controlled by John P. Venners, the brother of Theodore Venners, our founder. We entered into agreements with Venners & Company for the providing of these services at a fixed monthly fee plus certain performance bonuses. In August 2007, we terminated one of the agreements and pursuant to the other agreement we were obligated to make payments of $7,500 per month through May 2008 for previous legislative consulting work. In May 2008, after the final payment, our obligation ceased. During the years ended December 31, 2008, 2007 and 2006, we paid Venners & Company $38,000, $216,000, and $306,000, respectively, in cash for consulting fees.

Licensing

In February 2007 we entered into an exclusive patent sub-license agreement with the developer of a proprietary technology for the measurement of carbon emissions and formed a subsidiary, C-Lock Technology, Inc. The agreement provides us with an exclusive worldwide sub-license to a technology to standardize the measurement of carbon emissions in energy and agricultural related activities. The agreement was amended and restated to expand the energy and agricultural activities to all applications of the technology and eliminates other operating requirements. In order to maintain this licensing arrangement, we are required to make minimum annual royalty payments of $500,000 to a company controlled by the developer of the proprietary technology, with each payment extending the arrangement for one year if the parties are in material compliance with the contract. In August 2007, the developer of the proprietary technology became an employee of Evergreen Energy. Additionally, upon signing of the definitive agreement on June 7, 2007, we granted 97,000 shares of our restricted common stock to the developer of the proprietary technology, which fully vested on April 3, 2008. We recognized $600,000 of non-cash compensation expense ratably through April 3, 2008.

In December 2004, we entered into a licensing agreement with Cook Inlet Coal, an affiliate of Kanturk Partners LLC, under which we agreed to license to Cook Inlet Coal our proprietary coal processing technology for use at a coal processing plant to be operated by Cook Inlet Coal. Kanturk Partners owns approximately a 12% interest in Cook Inlet Coal. Mr. John Venners, brother of our founder, Mr. Theodore Venners, has an approximately 4.5% interest in Kanturk Partners.

Royalties

In addition, we are obligated to make licensing and royalty payments to a party related to Theodore Venners, our founder. See further discussion in Note 5—Other Assets and Note 13—Commitments and Contingencies.

Other

In December 2007, our subsidiary, C-Lock Technology, Inc., in conjunction with IBM and Enterprise Information Management, Inc. developed a greenhouse gas meter called GreenCert. This meter was developed on IBM Websphere Portal-based software, which can calculate carbon reductions across multiple industries and devices. One of our non-executive employees serve on the board of directors of Enterprise Information Management. We believe the terms and contracted amounts would be similar if we had entered into this agreement with a third party. We paid Enterprise Information Management Inc. $3.6 million and $1.3 million during the years ended December 31, 2008 and 2007, respectively.

We granted shares from our majority owned subsidiary C-Lock Technology, Inc. to certain executive officers of Evergreen Energy, certain employees of C-Lock Technology, Inc. and others. In the aggregate, these share grants as of December 31, 2008 represent a 22% ownership interest in C-Lock Technology, Inc.

(17) Financial Statements of Guarantors

The following information sets forth our consolidating statements of operations for the years ended December 31, 2008, 2007 and 2006; our consolidating balance sheets as of December 31, 2008 and 2007, and our consolidating statements of cash flows for the years ended December 31, 2008, 2007 and 2006. Pursuant to SEC regulations, we have presented in columnar format the financial information for Evergreen Energy Inc., the issuer, Evergreen Operations, LLC, the guarantor, and all non-guarantor subsidiaries on a combined basis. The notes are fully and unconditionally guaranteed, on a senior, unsecured basis by, Evergreen Operations, LLC. The consolidating statements of operations, cash flows, and balance sheets include the effects of elimination of intercompany transactions and balances. Except for Evergreen Energy Asia Pacific, which is 96% owned by us, and C-Lock Technologies which is 78% owned by us, all of our other subsidiaries are 100% owned. The accounting principles used to determine the amounts reported in this note are consistent with those used in our consolidated financial statements. Transactions effecting our consolidated stockholders’ equity include net loss, exercise of options and warrants, vesting of restricted stock, issuance of common stock, warrant extension and debt issue costs. These transactions for all periods relate to our parent, Evergreen Energy Inc. with the exception of the sale of stock in Evergreen Asia Pacific for $3.6 million in the second quarter of 2007, which is included in the column labeled Other.

EVERGREEN ENERGY INC.

CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2008

	Evergreen Energy Inc.	Evergreen Operations, LLC	Other	Eliminations	Evergreen Energy Consolidated
	(in thousands)
Assets
Current:
Cash and cash equivalents	$6,550	$—	$1,117	$—	$7,667
Accounts receivable, net	—	6,640	—	—	6,640
Marketable securities	—	—	—	—	—
Inventory	—	958	—	—	958
Prepaid and other assets	326	350	157	—	833
Total current assets	6,876	7,948	1,274	—	16,098
Property, plant and equipment, net of accumulated depreciation	3,597	23,098	3,270	—	29,965
Construction in progress	10,700	4,603	2,399	—	17,702
Mineral rights and mine development, net of accumulated depletion	—	18,032	—	—	18,032
Restricted cash	13,444	—	—	—	13,444
Debt issuance costs, net of amortization	1,330	—	—	—	1,330
Investment in consolidated subsidiaries	(250,244)	—	—	250,244	—
Due from subsidiaries	293,767	—	—	(293,767)	—
Other assets	1,106	492	3,272	—	4,870
	$80,576	$54,173	$10,215	$(43,523)	$101,441
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,004	$3,579	$—	$—	$6,583
Accrued liabilities	3,813	2,308	799	—	6,920
Other current liabilities	182	—	150	—	332
Total current liabilities	6,999	5,887	949	—	13,835
Long-term debt	28,573	—	—	—	28,573
Deferred revenue	—	—	6,732	—	6,732
Due to parent	—	254,964	38,803	(293,767)	—
Asset retirement obligations	—	6,505	—	—	6,505
Other liabilities, less current portion	1,154	629	163	—	1,946
Total liabilities	36,726	267,985	46,647	(293,767)	57,591
Commitments and contingencies
Total equity (deficit)	43,850	(213,812)	(36,432)	250,244	43,850
	$80,576	$54,173	$10,215	$(43,523)	$101,441

EVERGREEN ENERGY INC.

CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2007

	Evergreen Energy Inc.	Evergreen Operations, LLC	Other	Eliminations	Evergreen Energy Consolidated
	(in thousands)
Assets
Current:
Cash and cash equivalents	$25,194	$—	$1,764	$—	$26,958
Accounts receivable, net	—	6,446	—	—	6,446
Marketable securities	22,500	—	2,000	—	24,500
Inventory	—	1,443	—	—	1,443
Prepaid and other assets	928	785	227	—	1,940
Total current assets	48,622	8,674	3,991	—	61,287
Property, plant and equipment, net of accumulated depreciation	4,880	20,596	406	—	25,882
Construction in progress	5,779	5,260	926	—	11,965
Mineral rights and mine development, net of accumulated depletion	—	19,363	—	—	19,363
Restricted cash and marketable securities	28,418	—	—	—	28,418
Debt issuance costs	5,587	—	—	—	5,587
Investment in subsidiaries	(222,341)	—	—	222,341	—
Due from subsidiaries	263,379	—		(263,379)	—
Other assets	2,731	509	1,454	—	4,694
Assets held for sale	18,615	—	—	—	18,615
	$155,670	$54,402	$6,777	$(41,038)	$175,811
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,772	$3,046	$—	$—	$6,818
Accrued liabilities	5,605	2,962	130	—	8,697
Other current liabilities	192	—	—	—	192
Total current liabilities	9,569	6,008	130	—	15,707
Long-term debt	97,971	—	—	—	97,971
Deferred revenue	—	—	6,732		6,732
Due to parent	—	235,118	28,261	(263,379)	—
Asset retirement obligations	—	6,171	—	—	6,171
Other liabilities, less current portion	1,431	1,100	—	—	2,531
Total liabilities	108,971	248,397	35,123	(263,379)	129,112
Commitments and contingencies
Total equity (deficit)	46,699	(193,995)	(28,346)	222,341	46,699
	$155,670	$54,402	$6,777	$(41,038)	$175,811

EVERGREEN ENERGY INC.

CONSOLIDATING STATEMENTS OF OPERATIONS

DECEMBER 31, 2008

	Evergreen Energy Inc.	Evergreen Operations, LLC	Other	Eliminations	Evergreen Energy Consolidated
	(in thousands, except per share amounts)
Operating revenues:
Mining	$—	$58,434	$—	$—	$58,434
K-Fuel refined coal and blended K-Fuel refined coal	—	463	—	—	463
Licensing and other	—	—	4	—	4
Intercompany Consulting and other	—	171	—	(171)	—
Total operating revenue	—	59,068	4	(171)	58,901
Operating expenses:
Coal mining operating costs	617	47,182	—	—	47,799
General and administrative	16,978	7,690	7,297	—	31,965
Plant costs	—	17,417	213	—	17,630
Depreciation, depletion and amortization	1,537	7,079	384	—	9,000
Research and development		—	79	—	79
Cost of licensing and other revenue	—	—	—	—	—
Cost of intercompany consulting and other revenue	—	171	—	(171)	—
Asset impairments	18,615	—		—	18,615
Total operating expenses	37,747	79,539	7,973	(171)	125,088
Operating loss	(37,747)	(20,471)	(7,969)	—	(66,187)
Other income (expense):
Gain on equity exchange transactions	6,138	—	—	—	6,138
Interest income	1,128	—	123	—	1,251
Interest expense	(6,132)	—	—	—	(6,132)
Other (expense) income, net	(1,329)	976	53	—	(300)
Total other (expense) income	(195)	976	176	—	957
Equity in loss of subsidiaries	(27,288)	—	—	27,288	—
Net loss	$(65,230)	$(19,495)	$(7,793)	$27,288	$(65,230)

EVERGREEN ENERGY INC.

CONSOLIDATING STATEMENTS OF OPERATIONS

DECEMBER 31, 2007

	Evergreen Energy Inc.	Evergreen Operations, LLC	Other	Eliminations	Evergreen Energy Consolidated
	(in thousands, except per share amounts)
Operating revenues:
Mining	$—	$47,362	$—	$—	$47,362
K-Fuel refined coal and blended K-Fuel refined coal	—	1,081	—	—	1,081
Licensing and other	—	45	169	—	214
Intercompany consulting and other	—	161	—	(161)	—
Total operating revenue	—	48,649	169	(161)	48,657
Operating expenses:
Coal mining operating costs	716	42,377	—	—	43,093
General and administrative	28,293	10,546	4,192	—	43,031
Plant costs	—	34,720	10	—	34,730
Depreciation, depletion and amortization	1,139	7,199	45	—	8,383
Research and development	—	—	876	—	876
Cost of licensing and other revenue	—	24	53	—	77
Cost of intercompany consulting and other	—	161	—	(161)	—
Asset impairments	11,508	111,180	—	—	122,688
Total operating expenses	41,656	206,207	5,176	(161)	252,878
Operating loss	(41,656)	(157,558)	(5,007)	—	(204,221)
Other income (expense):
Interest income	4,230	—	118	—	4,348
Interest expense	(3,429)	(4)	—	—	(3,433)
Other (expense) income, net	(1,729)	335	24	—	(1,370)
Total (expense) other income	(928)	331	142	—	(455)
Equity in loss of subsidiaries	(162,092)	—	—	162,092	—
Net loss	$(204,676)	$(157,227)	$(4,865)	$162,092	$(204,676)

EVERGREEN ENERGY INC.

CONSOLIDATING STATEMENTS OF OPERATIONS

DECEMBER 31, 2006

	Evergreen Energy Inc.	Evergreen Operations, LLC	Other	Eliminations	Evergreen Energy Consolidated
	(in thousands, except per share amounts)
Operating revenues:
Mining	$—	$35,937	$—	$—	$35,937
K-Fuel refined coal and blended K-Fuel refined coal	—	420	—	—	420
Licensing		—	319	—	319
Consulting and other	—	34	—	—	34
Consulting and other to parent	—	663	—	(663)	—
Total operating revenue	—	37,054	319	(663)	36,710
Operating expenses:
Coal mining operating costs	583	31,728	—	—	32,311
General and administrative	20,916	5,697	2,229	—	28,842
Plant start-up costs	—	26,189	143	—	26,332
Depreciation, depletion and amortization	573	4,915	38	—	5,526
Research and development	—	—	1,438	—	1,438
Cost of consulting and licensing revenue	—	22	112	—	134
Cost of consulting revenue to parent	—	663	—	(663)	—
Asset impairments	—	40	295	—	335
Total operating expenses	22,072	69,254	4,255	(663)	94,918
Operating loss	(22,072)	(32,200)	(3,936)	—	(58,208)
Other income (expense):
Interest income	5,606	1	—	—	5,607
Interest expense	(2)	(4)	—	—	(6)
Other income, net	1,063	16	1	—	1,080
Total other income	6,667	13	1	—	6,681
Equity in loss of subsidiaries	(36,122)	—	—	36,122	—
Net loss	$(51,527)	$(32,187)	$(3,935)	$36,122	$(51,527)

EVERGREEN ENERGY INC.

CONSOLIDATING STATEMENTS OF CASH FLOW

DECEMBER 31, 2008

	Evergreen Energy Inc.	Evergreen Operations, LLC	Other	Eliminations	Evergreen Energy Consolidated
	(in thousands)
Operating activities:
Net loss	$(65,230)	$(19,495)	$(7,793)	$27,288	$(65,230)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Share-based compensation expense to employees and other	4,950	752	637	—	6,339
Depreciation, depletion and amortization	1,537	7,079	384	—	9,000
Gain on debt for equity exchange transactions	(6,138)	—	—	—	(6,138)
Derivative fair value adjustments	934	—	—	—	934
Amortization of initial fair value of derivative	(453)	—	—	—	(453)
Asset impairments	18,615	—	—	—	18,615
Asset retirement obligation	—	305	—	—	305
Settlement of asset retirement obligation	—	(147)	—	—	(147)
Net loss in subsidiaries	27,288	—	—	(27,288)	—
Amortization of debt issuance costs	777	—	—	—	777
Gain sale of fixed assets	—	—	—	—	—
Other than temporary impairment of marketable security	—	—	200	—	200
Other	461	(38)	217	—	640
Changes in operating assets and liabilities:
Accounts receivable	—	(170)	—	—	(170)
Inventory	—	485	—	—	485
Prepaids and other assets	761	453	50	—	1,264
Deferred revenue and other obligations	(279)	331	315	—	367
Accounts payable and accrued expenses	(2,331)	(111)	(609)	—	(3,051)
Cash used in operating activities	(19,108)	(10,556)	(6,599)	—	(36,263)
Investing activities:
Purchases of construction in progress	(4,720)	(6,534)	(3,651)	—	(14,905)
Purchases of property, plant and equipment	(161)	(1,674)	(47)	—	(1,882)
Proceeds from the sale of assets	—	13	—	—	13
Purchase of marketable securities	(5,000)	—	—	—	(5,000)
Proceeds from maturities of marketable securities	27,500	—	—	—	27,500
Restricted cash and marketable securities, net	14,974	—	—	—	14,974
Other	(76)	—	—	—	(76)
Cash provided by (used in) investing activities	32,517	(8,195)	(3,698)	—	20,624
Financing Activities:
Payments to parent/subsidiaries	(90,003)	(61,794)	(150)	151,947	—
Payments on debt for equity exchange transactions	(3,500)	—	—	—	(3,500)
Advances /from parent/subsidiaries	61,602	80,545	9,800	(151,947)	—
Proceeds from exercise of options and warrants	55	—	—	—	55
Payment debt issue cost	(200)	—	—	—	(200)
Other	(7)	—	—	—	(7)
Cash (used in) provided by financing activities	(32,053)	18,751	9,650	—	(3,652)
Increase (decrease) in cash and cash equivalents	(18,644)	—	(647)		(19,291)
Cash and cash equivalents, beginning of year	25,194	—	1,764	—	26,958
Cash and cash equivalents, end of year	$6,550	$—	$1,117	$—	$7,667

EVERGREEN ENERGY INC.

CONSOLIDATING STATEMENTS OF CASH FLOW

DECEMBER 31, 2007

	Evergreen Energy Inc.	Evergreen Operations, LLC	Other	Eliminations	Evergreen Energy Consolidated
	(in thousands)
Operating activities:
Net loss	$(204,676)	$(157,227)	$(4,865)	$162,092	$(204,676)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Share-based compensation expense to employees and other	18,547	1,077	—	—	19,624
Depreciation, depletion and amortization	1,139	7,199	45	—	8,383
Derivative fair value adjustments	1,730	—	—	—	1,730
Amortization of initial fair value of derivative	(229)	—	—	—	(229)
Asset impairments	11,508	111,180	—	—	122,688
Asset retirement obligation accretion	—	287	—	—	287
Net loss in subsidiaries	162,092	—	—	(162,092)	—
Amortization of debt issuance costs	397	—	—	—	397
Gain sale of fixed assets	9	(277)	—	—	(268)
Other	(9)	10	1	—	2
Changes in operating assets and liabilities:
Accounts receivable	—	(459)	—	—	(459)
Inventory	—	(183)	—	—	(183)
Prepaids and other assets	234	74	(189)	—	119
Deferred revenue and other obligations	(260)	(45)	(19)	—	(324)
Accounts payable and accrued expenses	1,291	22	15	—	1,328
Cash used in operating activities	(8,227)	(38,342)	(5,012)	—	(51,581)
Investing activities:
Purchases of construction in progress	(22,180)	(26,560)	(623)	—	(49,363)
Purchases of property, plant and equipment	(2,725)	(981)	(390)	—	(4,096)
Proceeds from the sale of assets	18	916	—	—	934
Purchase of marketable securities	(72,613)	—	(2,000)	—	(74,613)
Proceeds from maturities of marketable securities	101,672	—	—	—	101,672
Restricted cash and marketable securities	(24,508)	(220)	—	—	(24,728)
Other	(42)	—	—	—	(42)
Cash used in investing activities	(20,378)	(26,845)	(3,013)	—	(50,236)
Financing Activities:
Payments to parent/subsidiaries	(124,075)	(52,884)	—	176,959	—
Proceeds from issuance of convertible debt	95,000	—	—	—	95,000
Advances /from parent/subsidiaries	52,884	118,138	5,937	(176,959)	—
Proceeds from exercise of options and warrants	4,853	—	—	—	4,853
Proceeds from sale of stock in subsidiary, net of offering costs	—	—	3,715	—	3,715
Payments of debt issuance costs	(5,785)	—	—	—	(5,785)
Payment of payroll tax liability in exchange for common stock	(1,641)	—	—	—	(1,641)
Other	(18)	(67)	—	—	(85)
Cash provided by financing activities	21,218	65,187	9,652	—	96,057
Increase (decrease) in cash and cash equivalents	(7,387)	—	1,627	—	(5,760)
Cash and cash equivalents, beginning of year	32,581	—	137	—	32,718
Cash and cash equivalents, end of year	$25,194	$—	$1,764	$—	$26,958

EVERGREEN ENERGY INC.

CONSOLIDATING STATEMENTS OF CASH FLOW

DECEMBER 31, 2006

	Evergreen Energy Inc.	Evergreen Operations, LLC	Other	Eliminations	Evergreen Energy Consolidated
	(in thousands)
	(As restated Note 18)
Operating activities:
Net loss	$(51,527)	$(32,187)	$(3,935)	$36,122	$(51,527)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Share-based compensation expense to employees and other	10,916	582	—	—	11,498
Depreciation, depletion and amortization	573	4,915	38	—	5,526
Equity in loss of subsidiaries	36,122	—	—	(36,122)	—
Asset impairments	—	37	298	—	335
Asset retirement obligation accretion	—	229	—	—	229
Other	(36)	(28)	—	—	(64)
Changes in operating assets and liabilities:
Accounts receivable	—	(1,402)	—	—	(1,402)
Inventory	—	941	—	—	941
Prepaids and other assets	(584)	(205)	(19)		(808)
Deferred revenue and other obligations	252	45	(19)	—	278
Accounts payable and accrued expenses	5,116	(508)	(49)	—	4,559
Cash provided by (used in) operating activities	832	(27,581)	(3,686)	—	(30,435)
Investing activities:
Purchases of construction in progress	(13,150)	(27,772)	(533)	—	(41,455)
Purchases of property, plant and equipment	(1,607)	(3,532)	(33)	—	(5,172)
Cash paid for acquisition, net of cash received	—	(36,913)	—	—	(36,913)
Purchase of marketable securities	(113,309)	—	—	—	(113,309)
Proceeds from maturities of marketable securities	85,624	—	—	—	85,624
Purchases of mineral rights and development	—	(1,026)	—	—	(1,026)
Restricted cash	1,287	—	—	—	1,287
Other	28	26	—	44	98
Cash (used in) provided by investing activities	(41,127)	(69,217)	(566)	44	(110,866)
Financing Activities:
Payments to parent/subsidiaries	(134,160)	(34,703)	—	168,863	—
Advances from parent/subsidiaries	34,703	129,963	4,241	(168,907)	—
Proceeds from the exercise of options and warrants	24,619	—	—	—	24,619
Proceeds from issuance of common stock, net of offering costs	144,559	—	—	—	144,559
Other	(64)	(14)	—	—	(78)
Cash provided by (used in) financing activities	69,657	95,246	4,241	(44)	169,100
Increase (decrease) in cash and cash equivalents	29,362	(1,552)	(11)	—	27,799
Cash and cash equivalents, beginning of year	3,219	1,552	148	—	4,919
Cash and cash equivalents, end of year	$32,581	$—	$137	$—	$32,718

(18) Selected Quarterly Financial Data (Unaudited)

The following table presents selected unaudited quarterly financial data for the years ended December 31, 2008 and 2007:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands, except per share amounts)
2008
Revenues	$12,033	$16,088	$14,045	$16,735	$58,901
Operating loss	(20,656)	(10,113)	(10,622)	(24,796)	(66,187)
Net loss	(22,389)	(10,479)	(6,604)	(25,758)	(65,230)
Basic and diluted net loss per common share	(0.27)	(0.13)	(0.08)	(0.24)	(0.72)
2007
Revenues	11,088	12,088	12,893	12,588	48,657
Operating loss	(17,062)	(28,329)	(21,827)	(137,003)	(204,221)
Net loss	(15,990)	(27,649)	(19,366)	(141,671)	(204,676)
Basic and diluted net loss per common share	$(0.20)	$(0.34)	$(0.23)	$(1.72)	$(2.49)

Fourth Quarter 2008 Discussion

We incurred $18.6 million of impairment charges during the fourth quarter.

Fourth Quarter 2007 Discussion

We incurred $118.9 million of impairment charges during the fourth quarter.

(19) Subsequent Events

As previously disclosed herein, we have been evaluating several alternatives related to strategic positioning of the company, including the potential sale or joint venture of Buckeye Industrial Mining Co. (“Buckeye”).   Anticipated cash flows from our Buckeye operations have been less than previously anticipated, due in part to the depressed economy and the unusually mild summer temperatures in the North East region of the United States, both of which have led to lower than previously forecasted coal prices and reduced coal consumption. Through October 28, 2009, we have not entered into a definitive agreement to sell Buckeye.  While we have investigated a number of financing alternatives, we have not yet obtained sufficient additional financing.  Recently we completed a financing deal totaling $7.0 million, net proceeds of $5.0 million more fully described below. However, we continue to require additional capital. Because of the immediate need for additional capital to fund operations and repay short-term borrowings, there is substantial doubt as to our ability to continue to operate as a going concern for the foreseeable future.

On October 21, 2009, we entered into a definitive agreement for the sale of shares of our Series B Convertible Preferred Stock (“preferred stock”) pursuant to a private placement offering to institutional investors, representing gross proceeds of approximately $7.0 million, and net proceeds of approximately $5.0 million. We plan to use the net proceeds for general corporate purposes.

The preferred stock is convertible into shares of our common stock at the option of the investors at a conversion price of $0.6025 per share and will accrue a 5.66% cumulative dividend until October 21, 2014.  If the Series B Convertible Preferred Stock is converted at any time prior to October 21, 2014, we will pay the holder an amount equal to the total dividend that would accrue on the Series B Convertible Preferred Stock from the conversion date through October 21, 2014, or $282.99 per $1,000 stated value of preferred stock converted, less any dividend payments made with respect to the converted preferred stock.  Approximately $2.0 million of the gross proceeds will be placed into an escrow account as a make-whole provision, which amounts will be released to pay the dividend and other payments described above.  The investors also will receive warrants to purchase an aggregate of 5,787,037 shares of our common stock.  The warrants will have an exercise price of $0.648 per share and are exercisable at any time after the closing of the transaction and before the fifth anniversary of the initial exercise date.

We continue to negotiate with a potential buyer for Buckeye. If we are unable to execute a definitive agreement with this party, we will begin marketing Buckeye to other parties.  In addition, we continue to seek additional financing from any of the following sources: (1) equity offerings; (2) debt or debt offerings; or (3) sale, potential joint venture or spin-off of certain assets, including our K-Fuel assets.  There can be no assurance that we will consummate the sale of Buckeye, sale of any other assets, or that financing will be available in amounts or terms acceptable to us or at all.  Our ability to continue as a going concern is dependent on execution of our plans.

On July 7, 2009, we exercised the right for the third $5 million tranche to be funded under our 2009 Convertible Notes, discussed in Note—9 Debt.  We prepaid $225,000 of interest related to the closing of the third tranche, incurred $292,000 in debt issuance costs and issued 219,000 warrants to purchase our common stock at an exercise price of $1.30. The costs for the third tranche warrants were estimated using a Black-Scholes option-pricing model using an expected life of five years, a dividend yield of zero, expected volatility of 91% and a risk free interest rate of 2.3%.

Effective July 1, 2009, Mr. Theodore Venners, our Founder and the chief strategy officer and director of C-Lock Technology, Inc., entered into a transition agreement whereby Mr. Venners will transition from all current officer positions and subsidiary board seat to a position of senior advisor to our Chief Executive Officer, Thomas H. Stoner, Jr.  Pursuant to the terms of the transition agreement all outstanding unvested options to purchase the Company’s common stock, which total 24,000 and have an exercise price of $1.96, were fully vested.  Mr. Venners’ employment agreement dated December 31, 2005 is terminated by mutual agreement of the parties and the 600,000 shares of the Company’s common stock that Mr. Venners was granted in connection with the employment agreement will fully vest at Mr. Venners’ election upon satisfaction of any of the following conditions: (i) the end of the nine month transition period, (ii) the sale by the Company of all of the assets or of all of the stock of Buckeye Industrial Mining

Company, or (iii) the Company receiving third party financing in excess of $30 million.  In connection with the anticipated vesting of Mr. Venners’ 600,000 shares of common stock, the tax withholding provision of Mr. Venners’ employment agreement will remain in force thereby allowing him the option to pay the withholding tax on vesting by delivering to us cash or shares of our common stock which he has owned in excess of six months.  If Mr. Venners elects to deliver shares of common stock, we will then be required to submit the withholding tax in cash to the IRS.  We recognized $29,000 in non-cash compensation expense related to the accelerated vesting of Mr. Venners stock options and will be required to recognize $4.9 million of non-cash compensation expense related to Mr. Venners 600,000 share grant through April 2010.  In addition, if the sale of Buckeye or we receive financing in excess of $30 million occurs prior to the nine month period we will be required to accelerate the remaining non-cash compensation expense at that time.

On May 27, 2009 we and Mr. Collins, our former Chief Executive Officer and President, executed a final separation and release agreement.  The principal terms of the agreement are as follows: (1) Mr. Collins will be paid Three Hundred Thousand Dollars ($300,000) (or twelve (12) months of salary at his current base salary rate), less applicable withholding for federal and state taxes and other deductions required by law, with such amount to paid over the next twelve (12) months as a combination of (x) customary and standard fees for his continuing service on our Board of Directors (not including fees for attendance at Board Committee meetings), and (y) regular payments through the regularly scheduled payroll process; (2) we will pay Mr. Collins’ COBRA premiums for a period of 18 months commencing June 1, 2009; (3) all unvested restricted stock awards and stock options previously awarded to Mr. Collins shall vest, excluding the 400,000 shares of restricted stock granted to Mr. Collins in 2005 when he initially joined the Company; (4) Mr. Collins agreed to customary non-disparagement and non-disclosure provisions; and (5) Mr. Collins and the Company agreed to a broad mutual release of any and all claims against the other.  Mr. Collins has also agreed to assist the Company from time to time as requested by the Company to aid in such transition and succession.  Mr. Collins’ employment agreement will terminate by its terms effective June 1, 2009.  In connection, with the 400,000 restricted shares that never vested and were forfeited upon his retirement the cumulative non-cash compensation expense recorded since 2005 was reversed in the second quarter of 2009.  This reversal of non-cash compensation totaled $2.9 million.

There were no other subsequent events requiring disclosure through October 28, 2009, the date of our filing of this Form 8-K.